Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

LEAF RIVER ENERGY HOLDINGS, LLC,

AS SELLER

AND

NJR PIPELINE COMPANY,
AS BUYER

September 3, 2019

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Guaranty
Exhibit C	Form of Mutual Release
Exhibit D	Worksheet

Schedules

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 3, 2019 (the “Effective Date”), is entered into by and between Leaf River Energy Holdings, LLC, a Delaware limited liability company (“Seller”), and NJR Pipeline Company, a New Jersey corporation (“Buyer”). Each of Seller and Buyer is referred to as a “Party” and Seller and Buyer are collectively referred to as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests (the “Acquired Interests”) of Leaf River Energy Center LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is engaged in the business of storage of natural gas and activities relating thereto (the “Business”) through its operation of certain underground gas storage salt caverns and related facilities in Smith County, Jasper County and Clarke County, Mississippi (the “Storage Facilities”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Interests, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.01. Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.05.

“Accounting Firm” has the meaning given to it in Section 2.06(d)(ii).

“Acquired Companies” means the Company and LR Finance.

“Acquired Interests” has the meaning given to it in the recitals.

“Acquisition Proposal” has the meaning given to it in Section 6.14.

“Adjustment Amount” means an amount (which may be expressed as a negative number) equal to (i) Working Capital Excess (if any), (ii) minus an amount equal to the Working Capital Deficit (if any), (iii) minus an amount equal to the Closing Indebtedness and (iv) minus an amount equal to the Closing Transaction Expense Amount.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, by contract or otherwise.

“Agreement” has the meaning given to it in the preamble.

“Allocation Schedule” has the meaning given to it in Section 6.04(e).

“Anti-Corruption Laws” has the meaning given in Section 5.08.

“Anti-Money Laundering Laws” has the meaning given in Section 5.08.

“Assets” means, as to any Person, all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including Equity Interests and real property.

“Assignment Agreement” means an assignment of the Acquired Interests, substantially in the form attached hereto as Exhibit A, evidencing the assignment of the Acquired Interests by Seller to Buyer.

“Balance Sheet Date” has the meaning given to it in Section 4.05.

“Base Gas” means gas owned by the Acquired Companies and utilized in the Business.

“Binder Agreement” has the meaning given to it in Section 6.16.

“Business” has the meaning given to it in the recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning given to it in the preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.01, Section 5.02, Section 5.03(a), Section 5.06 and Section 5.10.

“Buyer Group” means Buyer, any Affiliate of Buyer (including, but solely after the Closing, the Acquired Companies) and their respective Representatives.

“Buyer’s Final Closing Amount” has the meaning given to it in Section 2.06(b).

“Buyer’s Knowledge” means the actual knowledge, without due inquiry, of David Johnson, Kevin Dixon or Jordan Kaputkin and does not include knowledge of any other Person or any constructive or imputed knowledge.

“Charter Documents” means, with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and bylaws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other similar organizational documents of such Person.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Closing” has the meaning given to it in Section 2.03.

“Closing Date” has the meaning given to it in Section 2.03.

“Closing Amount” means the Purchase Price plus the Adjustment Amount.

“Closing Indebtedness” means, as of immediately prior to the Closing, an amount equal to the aggregate Indebtedness of the Acquired Companies, including any amounts set forth in the Payoff Letters, but not including any amounts in respect of the MS Bonds or the Support Obligations set forth on Schedule 4.20.

“Closing Statement” has the meaning given to it in Section 2.06(b).

“Closing Transaction Expense Amount” means the aggregate amount of all Transaction Expenses that remain unpaid immediately prior to the Closing.

“Closing Working Capital” means, as of 12:01 a.m. Central Time on the Closing Date, an amount, which may be positive or negative, equal to the aggregate Working Capital of the Acquired Companies.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning given to it in the recitals.

“Company Employees” has the meaning given to it in Section 6.07(c).

“Company Plan” has the meaning given to it in Section 4.17(a).

“Condemnation Value” has the meaning given to it in Section 6.15(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 19, 2019, by and between Seller and Buyer’s Affiliate, NJR Energy Services Company.

“Contract” means any written or oral contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, transaction confirmation, binding bid, letter of credit, security agreement or arrangement.

“Credit Agreement” means that certain Credit Agreement, dated October 3, 2012, by and among the Company, Centaurus Capital, LP, as administrative agent, and the lenders party thereto.

“Credit Agreement Documents” means the Credit Agreement, the Security Agreement (as such term is defined in the Credit Agreement), and all other agreements, documents and certificates executed or entered into in connection with the Credit Agreement.

“Debt Commitment Letter” means the fully executed commitment letter, dated as of September 3, 2019, among Guarantor, Wells Fargo Securities, LLC, and Wells Fargo Bank, National Association, pursuant to which Wells Fargo Bank, National Association committed, subject to the terms thereof, to lend the amounts set forth therein.

“Debt Financing” means the financing contemplated pursuant to the Debt Commitment Letter.

“Due Diligence Information” has the meaning given to it in Section 5.07(a).

“Easements” has the meaning given to it in Section 4.11(c).

“Effective Date” has the meaning given to it in the preamble.

“Environmental Law” means all applicable Laws pertaining to pollution, contamination, protection of the environment, health, or natural resources, or the treatment, transportation, storage, handling, release, reporting, discharge or disposal of, or response or exposure to, Hazardous Materials, as in effect on the Effective Date or Closing, as applicable, in any and all jurisdictions in which the Storage Facilities operate or are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and comparable state and local counterparts.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interests” means any equity interests, including (a)(i) with respect to a limited liability company (or its equivalent), any and all shares, membership interests, units, interests, participations or other equivalents, (ii) with respect to a partnership (or its equivalent), any and all partnership interests, units, interests, participations, shares or other equivalents and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents and (b) securities (including debt securities) convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with one or more of the Acquired Companies would be deemed a “single employer” under Section 4001(b) of ERISA or Section 414 of the Code.

“Estimated Closing Amount” has the meaning given to it in Section 2.02(b).

“Event of Loss” has the meaning given to it in Section 6.15.

“FERC” means the Federal Energy Regulatory Commission.

“Final Closing Amount” means the final Closing Amount as determined in accordance with Section 2.06.

“Financial Statements” has the meaning given to it in Section 4.05.

“Financing Sources” means the financial institutions that have committed to provide or arrange (directly or indirectly), or otherwise entered into agreements in connection with the financing of the transactions contemplated by this Agreement, together with their respective Affiliates and Representatives.

“Fraud” means, with respect to any Party hereto, the making of a material representation or warranty contained in this Agreement by such Party with a specific intent to deceive another Party hereto or to induce such other Party to enter into this Agreement, in each case, constituting common law fraud pursuant to the laws of the State of New York in the United States; provided that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that on the date hereof such representation (as qualified by the Schedules) was actually and materially breached, (c) such Party had the specific intent to induce such other Party to whom such reliance on such materially inaccurate representation and suffered injury as a result of such material inaccuracy. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any applicable foreign, federal, state or local governmental authority, agency, board, commission, court of competent jurisdiction or other governmental entity or instrumentality in the United States.

“Guarantor” has the meaning given to it in Section 5.11.

“Guaranty” has the meaning given to it in Section 5.11.

“Hazardous Materials” means any substances, materials, chemicals or wastes which are (i) defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “solid waste”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, or (ii) that are otherwise regulated under or subject to standards of liability, management or control under Environmental Laws, including any petroleum or refined petroleum products, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to the Acquired Companies as of a specified date, all (a) indebtedness and obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (d) all liabilities or obligations for the deferred purchase price of property or services, including any earn-out or other deferred purchase price liabilities (excluding trade payables other similar liabilities or obligations incurred in the ordinary course of business), (e) all obligations secured by a Lien (other than a Permitted Lien) on the Assets of the Acquired Companies or the Acquired Interests, (f) all obligations under swaps, hedges or similar instruments, (g) reimbursement obligations for letters or credit, surety bonds, performance bonds or other similar instruments, (h) guarantees made by an Acquired Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g), but excluding endorsements of checks and other similar instruments in the ordinary course of business; and (i) any unpaid interest, prepayment penalties, premiums, late charges, penalties, collection fees and other costs and fees arising out of the prepayment of, or relating to, any of the obligations referred to in the foregoing clauses (a) through (h).

“Intellectual Property” means any and all worldwide (a) rights associated with works of authorship and copyrights, (b) trademark, service mark and trade name rights, including all goodwill associated therewith, (c) trade secret rights and confidential information, including know how, designs, concepts, ideas, techniques, procedures and processes, (d) patents and industrial property rights, and (e) registrations, applications, renewals, extensions, combinations, combinations-in-part, divisions, or reissues with respect to the foregoing.

“Interim Period” has the meaning given to it in Section 6.01(a).

“Law” means any and all laws, statutes, rules, regulations, ordinances, Orders and other pronouncements having the effect of law of any Governmental Authority.

“Leased Real Property” has the meaning given to it in Section 4.11(b).

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, purchase right, transfer restriction, right of first refusal, right of first offer, or other similar encumbrance or interest.

“Loss” means any and all judgments, losses, liabilities, damages, fines, penalties, deficiencies, associated and reasonable expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment).

“LR Finance” means LR Finance, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, is, or would reasonably be expected to be, materially adverse to (a) the Business, operations, Assets, liabilities or financial condition of the Acquired Companies, taken as a whole, (b) the validity or enforceability of this Agreement or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, but excluding any of the foregoing resulting from (i) general economic conditions (including conditions generally affecting the oil and gas exploration and production industry and the natural gas storage and transportation industry), (ii) changes, conditions or effects generally affecting the U.S. economy or financial markets (including any disruption thereof or changes in interest or exchange rates), (iii) changes, conditions or effects generally affecting the industries in which the Acquired Companies operate, including any changes in market prices for commodities, goods or services within such business or disruptions to transportation of commodities, (iv) the bankruptcy or insolvency of any customers of the Acquired Companies, (v) any failure by an Acquired Company to meet or exceed any internal or third-party projections, forecasts or estimates of revenue, earnings or other performance measures or operating statistics of any period, provided that this clause (v) shall not operate to exclude from the definition of “Material Adverse Effect” any set of facts or circumstances that give rise or contribute to any such failure unless otherwise excluded hereunder, (vi) the effect of any changes in applicable Laws or accounting rules (including GAAP or international financial reporting standards) or the interpretation, enforcement or implementation thereof, (vii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster, acts of God, force majeure events or casualty losses, (viii) execution, announcement, pendency or consummation of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby or (ix) any act or omission of Buyer; provided, however, that with respect to clauses (b)(i) through (b)(iii) and (b)(vi), such change, event, circumstance, development or occurrence will be taken into account for purposes of determining whether there has been a Material Adverse Effect to the extent it impacts the Acquired Companies in a disproportionately adverse manner relative to other companies operating in the industries in which the Acquired Companies operate.

“Material Contracts” has the meaning given to it in Section 4.16(a).

“Material Permits” has the meaning given to it in Section 4.08(b).

“Major Loss” has the meaning given to it in Section 6.15(b).

“MIRA Affiliate” means Macquarie Infrastructure and Real Assets Inc. and any of its controlled subsidiaries.

“MS Bonds” means the Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds (Leaf River Energy Center LLC Project) Series 2013, dated October 22, 2013, issued pursuant to that certain Trust Indenture dated February 1, 2013, and the documents and instruments issued thereunder.

“Mutual Release” means a mutual release by and between Seller, on the one hand, and the Acquired Companies, on the other hand, substantially in the form attached hereto as Exhibit C.

“Non-Company Affiliate” means any Affiliate of Seller, other than the Acquired Companies.

“Non-Party Affiliate” has the meaning given in Section 11.12.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Authority.

“Other Party” with respect to a Party means (a) with respect to Buyer, Seller and (b) with respect to Seller, Buyer.

“Outside Date” has the meaning given to it in Section 9.01(b).

“Owned Real Property” has the meaning given to it in Section 4.11(a).

“Party” or “Parties” has the meaning given to it in the preamble.

“Payoff Letter” means a letter setting forth the terms for the payment, satisfaction, discharge, release and termination in full of all obligations and Indebtedness (including any applicable per diem) of the Company (in its capacity as borrower under the Credit Agreement) arising under the Credit Agreement and the related Security Agreement (as such term is defined in the Credit Agreement) and stating that any Liens (including financing statements filed in connection with such Indebtedness) on the Assets of the Acquired Companies or the Acquired Interests shall be terminated and released by the holder of such Indebtedness upon receipt of the amounts set forth in the Payoff Letter.

“Permits” means all permits, licenses, registrations, exemptions, consents, waivers, or authorizations from any Governmental Authority, and applications for the same.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established in the Financial Statements; (b) any materialmen’s, mechanics’, workers’ and repairmen’s Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of the Acquired Companies and for which adequate reserves under GAAP have been established in the Financial Statements; (c) Liens arising out of judgments or awards so long as an appeal or Proceeding for review is being prosecuted in good faith and for which adequate reserves under GAAP have been established in the Financial Statements; (d) with respect to any Real Property, all matters that are disclosed in (A) the deed or instrument conveying such property or (B) any title policy, opinion or commitment, in the case of clause (A) or (B), that have been made available to Buyer; (e) purchase money Liens arising in the ordinary course of business; (f) the terms of the Permits of the Company set forth on Schedule 4.08(b) and Schedule 4.14(b); (g) the terms of the Material Contracts of the Company set forth on Schedule 4.16(a); (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws; (i) prior to the Closing, any Released Liens; (j) non-exclusive licenses to Intellectual Property executed in the ordinary course of business; and (k) Liens, easements, licenses, covenants, rights-of-way and other conditions and restrictions set forth in applicable zoning, building and other similar regulations, in each case that are not violated by the current use or operation of the Real Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Policies” has the meaning given to it in Section 4.10.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Insurance Claim” has the meaning given to it Section 6.15(c).

“Post-Signing Matter” has the meaning given to it in Section 6.19.

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.02(a).

“Real Property” means the Owned Real Property, Leased Real Property and Easements.

“Real Property Leases” has the meaning given to it in Section 4.11(b).

“Records” has the meaning given to it in Section 6.12.

“Released Liens” means Liens encumbering the Equity Interests or Assets of an Acquired Company in respect of indebtedness under the Credit Agreement Documents and that will be terminated and released at Closing in accordance with the Payoff Letter.

“Remaining Restoration Costs” has the meaning given to it in Section 6.15(c).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, managers, members, partners, equityholders, owners, agents, counsel, accountants, bankers, financial advisors, insurers, auditors or consultants.

“Restoration Costs” has the meaning given to it in Section 6.15(a).

“R&W Insurance Policy” has the meaning given to it in Section 6.16.

“Sale Incentive Bonus Agreements” means the Long-Term Incentive Agreements by and between Seller and certain Company Employees, pursuant to which Seller may be obligated to pay such Company Employees Sale Incentive Bonuses in accordance with the terms and conditions of such agreements.

“Sale Incentive Bonuses” means the amounts payable by Seller to certain Company Employees at the direction of Seller pursuant to Section 6.07(d) and the Sales Incentive Bonus Agreements, including any employer-portion of payroll Taxes.

“Sanctioned Person” means (a) a Person who is on the OFAC List of Specially Designated Nationals and Blocked Persons or any other list of Persons who are the subject of Sanctions; (b) any legal entity that is, directly or indirectly, 50%-or-more owned by one or more Persons identified in the foregoing subparagraph (a); (c) the government of Crimea, Cuba, Iran, North Korea, or Syria, any Person who is a national or resident thereof or domiciled or headquartered therein, or any legal entity that is organized under the Laws of such jurisdiction; (d) a Person on the U.S. Bureau of Industry and Security Denied Persons List, Entity List or Unverified List; or (e) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing subparagraphs (a), (b), (c) or (d).

“Sanctions” means (a) legal requirements administered by OFAC; (b) financial, trade or economic sanctions administered by any other agency of the United States Government or (c) any other applicable financial, trade or economic sanctions.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Seller” has the meaning given to it in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.06, Section 4.01, Section 4.02, Section 4.03, Section 4.04(a), Section 4.21, Section 4.24 (but solely with respect to Indebtedness for borrowed money) and Section 4.26.

“Seller’s Final Closing Amount” has the meaning given to it in Section 2.06(c).

“Seller’s Knowledge” means the actual knowledge, without due inquiry, of Mark Fullerton, Gary Jones, Roy Furrow, Keunjung Ko, Mike Martin or John Pepper and does not include knowledge of any other Person or any constructive or imputed knowledge.

“Seller’s Marks” has the meaning given to it in Section 6.17.

“Settlement Period” has the meaning given to it in Section 2.06(d)(i).

“Settlement Statement” has the meaning given to it in Section 2.02(b).

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Storage Facilities” has the meaning given to it in the recitals.

“Support Obligation” means any surety bond, letter of credit, guarantee or other form of credit support.

“Taking” has the meaning given to it in Section 6.15.

“Tax Claim” means any audit or Proceeding (whether administrative, regulatory or otherwise), Claim, demand, dispute, assessment or proposed or final adjustment with respect to Taxes or any Tax Returns of the Company.

“Tax Returns” means any return, report, rendition, Claim for refund, statement, information return or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means (a) all taxes, duties, imposts, levies or other assessments or fees of any kind (including any fee-in lieu of taxes) imposed by any Governmental Authority, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental, escheat, abandoned and unclaimed property, transfer, registration, value added and franchise taxes, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of applicable Law or any contractual obligation to indemnify any other Person.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or is charged with collection of such Tax.

“Transaction Documents” means this Agreement, the Guaranty, the Mutual Release, the Assignment Agreement and the other written ancillary agreements, documents, instruments and certificates executed and delivered in connection with this Agreement.

“Transaction Expenses” means, with respect to the Acquired Companies and without duplication, the fees, costs and expenses incurred or otherwise payable, or that will become payable, by the Acquired Companies in connection with or relating to the transactions contemplated by this Agreement, in each case, that remain unpaid as of immediately prior to the Closing, including (a) fees, costs and expenses with respect to legal counsel, investment bankers, brokers, accounting firms and other professional advisors, (b) fees, costs and expenses associated with obtaining third party approvals or consents and (c) other than (i) the Sale Incentive Bonuses, (ii) as set forth on Schedule 4.17(a) or (iii) any amounts included in the calculation of Closing Working Capital, all retention, change in control, transaction, severance bonus or similar compensatory amounts payable to any employees or service providers of the Acquired Companies as a result of the consummation of the transactions contemplated by this Agreement.

“Working Capital” means, with respect to an Acquired Company, an amount, which may be positive or negative, equal to the sum of such Acquired Company’s total current assets (excluding receivables from Seller or any of its Affiliates and deferred tax assets), less total current liabilities (excluding Indebtedness, any retention bonuses payable by the Company to the extent accrued prior to the Closing and Transaction Expenses), in each case prepared in accordance with GAAP, and consistent with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Worksheet (and to the extent of any conflict GAAP controls, unless otherwise expressly indicated on the Worksheet).

“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than $0.

“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than $0.

“Worksheet” has the meaning given to it in Section 2.02(b).

Section 1.02. Rules of Construction.

(a) The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to Article, Section, Schedule, Exhibit, preamble and recitals in this Agreement are to Articles, Sections, Schedules, Exhibits, preamble and recitals to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular provision. The words “shall” and “will” are used interchangeably and have the same meaning. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken or period of time is to expire hereunder on or by a day that is not a Business Day, then such action may be validly taken or such period shall expire on or by the next day that is a Business Day. When computing any time period in this Agreement, the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included.

(e) Except as specifically set forth herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements to the extent that the Financial Statements are prepared in accordance with GAAP.

(f) Any reference herein to any Law, or any rule and regulation promulgated thereunder, shall be construed as referring to such Law, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law, or any rule and regulation promulgated thereunder, include a reference to the corresponding provisions of any prior or succeeding Law, rule or regulation.

(g) Any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(i) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

(j) Unless otherwise indicated, with respect to Seller or an Acquired Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs (including with regard to nature, frequency and magnitude) of Seller or the applicable Acquired Company; provided, that any breach of, violation of, noncompliance with or failure to perform under any Contract or Law shall be deemed not in the ordinary course of business or ordinary course.

(k) Other than the documents set forth on Schedule 1.02(k), any reference herein to any document being provided or made available to a Party means that such document was posted to the Intralinks virtual data room for Project Johan and accessible by Buyer at least two Business Days prior to the Effective Date.

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Acquired Interests, free and clear of all Liens other than restrictions on transfer that may be imposed by state or federal securities Laws or the Charter Documents of the Acquired Companies.

Section 2.02. Purchase Price.

(a) The aggregate purchase price for the Acquired Interests (the “Purchase Price”) is $367,500,000, subject to adjustment in accordance with Section 2.02(b) and Section 2.06 of this Agreement. At the Closing, the Purchase Price shall be paid in the following manner:

(i) the Closing Indebtedness included in the calculation of the Estimated Closing Amount shall be paid by Buyer on behalf of the Acquired Companies, as applicable, to all holders of such Closing Indebtedness, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letters;

(ii) the Closing Transaction Expense Amount included in the calculation of the Estimated Closing Amount shall be paid by Buyer on behalf of the Acquired Companies, as applicable, to all Persons to whom any portion of the Closing Transaction Expense Amount is owed, by wire transfer of immediately available funds, in such amounts owing to each such Person and to the account(s) designated in writing at least three Business Days before Closing by each such Person; and

(iii) subject to Section 6.15, if applicable, an aggregate amount equal to the sum of the Purchase Price plus the Estimated Adjustment Amount (such resulting sum, the “Estimated Closing Amount”) shall be paid by Buyer to Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer at least three Business Days prior to the Closing Date.

(b) At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate (the “Settlement Statement”) setting forth Seller’s good faith estimate of the Estimated Closing Amount, which certificate shall include a reasonably detailed calculation of the good faith estimated amount of the Adjustment Amount (the “Estimated Adjustment Amount”) and its components, together with reasonable supporting data, information and documents to verify the amounts reflected therein. The Closing Working Capital shall be calculated in accordance with GAAP, and consistent with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the form of the worksheet attached hereto as Exhibit D (the “Worksheet”) (and to the extent of any conflict, GAAP controls, unless otherwise expressly indicated on the Worksheet). During the period following the delivery of the Settlement Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Settlement Statement, and if within three Business Days following Buyer’s receipt of the Settlement Statement, Buyer disputes any item set forth in the Settlement Statement, Buyer and Seller will cooperate in good faith with the objective that Buyer and Seller shall mutually agree upon the Estimated Closing Amount; provided, however, that if Seller and Buyer are not able to reach a mutual agreement prior to the Closing Date, the Estimated Closing Amount provided by Seller to Buyer (as revised with respect to any items for which Seller and Buyer have reached mutual agreement) shall be used for purposes of calculating the Estimated Closing Amount. An amount equal to the Estimated Closing Amount, as determined in accordance with this Section 2.02(b) shall be payable at the Closing as described in Section 2.05(a) below and shall be subject to adjustment as provided in Section 2.06 below. The Worksheet sets forth an illustrative calculation of the Closing Working Capital as if the Closing took place on June 30, 2019.

(c) No less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a copy of the Payoff Letter executed by each of (A) Seller (in its capacity as borrower under the Credit Agreement) and (B) Centaurus Capital, LP (in its capacity as administrative agent under the Credit Agreement) and (ii) reasonable and customary evidence demonstrating the release of all Liens arising under the Credit Agreement.

Section 2.03. Closing. The consummation of the purchase and sale of the Acquired Interests (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after the conditions to the Closing set forth in Articles VII and VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller shall mutually agree in writing (the “Closing Date”). All actions listed in Sections 2.04 or 2.05 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

Section 2.04. Seller Closing Deliveries. At the Closing Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) a counterpart to the Assignment Agreement, duly executed by Seller, and the original membership interest certificates issued by the Company evidencing all of the Acquired Interests, duly endorsed for transfer (as applicable);

(b) a fully executed Mutual Release, duly executed by Seller and the Acquired Companies;

(c) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

(d) the resignation or removal (effective as of the Closing) of managers, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee of the Acquired Companies; provided that Buyer has delivered a written request to Seller at least three Business Days prior to the Closing specifying which of the foregoing it desires to have resign or be removed;

(e) evidence, in form and substance reasonably satisfactory to Buyer, of the resignation or removal of all individuals authorized on any bank accounts of an Acquired Company (or executed documentation to effectuate such a removal that can be filed with the applicable bank after Closing) or holding a power of attorney in respect of an Acquired Company; provided that Buyer has delivered a written request to Seller at least three Business Days prior to the Closing specifying which of the foregoing it desires to have resign or be removed;

(f) evidence, in form and substance reasonably satisfactory to Buyer, that Seller has fulfilled its obligations under Section 6.08(a) and Section 6.11(b); and

(g) a certificate, dated as of the Closing Date, duly executed by the secretary or assistant secretary of Seller, attaching and certifying on behalf of Seller that (i) attached thereto are true and complete copies of the Charter Documents of Seller and the Acquired Companies, (ii) attached thereto is a good standing certificate (or its equivalent) for Seller and the Acquired Companies from the secretary of state of the State of Delaware, and with respect to the Acquired Companies, from the secretary of state of the State of Mississippi, and (iii) attached thereto is a copy of the resolutions of the Board of Managers of Seller approving the terms and provisions of this Agreement and the other Transaction Documents and the execution and performance of this Agreement and the other Transaction Documents by Seller.

Section 2.05. Buyer Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller or the applicable Person, the following:

(a) the Closing Indebtedness included in the calculation of the Estimated Closing Amount in accordance with Section 2.02(a)(i),

(b) the Closing Transaction Expense Amount included in the calculation of the Estimated Closing Amount in accordance with Section 2.02(a)(ii) and the Estimated Closing Amount in accordance with Section 2.02(a)(iii);

(c) a counterpart to the Assignment Agreement, duly executed by Buyer; and

(d) a certificate, dated as of the Closing Date, duly executed by the secretary or assistant secretary of Buyer, attaching and certifying on behalf of Buyer that (i) attached thereto are true and complete copies of the Charter Documents of Buyer, and (ii) attached thereto is a good standing certificate (or its equivalent) for Buyer from the secretary of state of the State of New Jersey, and (iii) attached thereto is a copy of the resolutions of governing body and equityholders of Buyer (as applicable) approving the terms and provisions of this Agreement and the other Transaction Documents and the execution and performance of this Agreement and the other Transaction Documents by Buyer.

Section 2.06. Purchase Price Adjustments.

(a) Distribution. Unless it would cause a Working Capital Deficit, the Parties agree that Seller shall have the right, at or prior to the Closing, to cause the Company to distribute cash to Seller, by one or more distributions; provided, however, that Seller shall cause the Company to have, at the Closing, any amounts of cash required to be maintained in its restricted cash account pursuant to any Support Obligations listed on Schedule 4.20.

(b) Post-Closing Adjustment. Within 90 days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”), which shall be calculated in accordance with GAAP, consistent with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Worksheet (and to the extent of any conflict GAAP controls, unless otherwise expressly indicated on the Worksheet), and shall include (i) a calculation of the Adjustment Amount (including a calculation of the Closing Working Capital, the Closing Indebtedness and the Closing Transaction Expense Amount) and (iii) Buyer’s determination of the final Closing Amount resulting therefrom (such calculations and determination, “Buyer’s Final Closing Amount”). No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP or Law after the Closing, shall be taken into consideration in the preparation of the Closing Statement or the determination of Buyer’s Final Closing Amount.

(c) Seller Examination and Review. Seller shall have a period of 60 days after delivery of the Closing Statement to review it and make any objections it may have in writing to Buyer, and to set forth Seller’s (i) calculation of the Closing Working Capital, (ii) calculation of the Closing Indebtedness, (iii) calculation of the Closing Transaction Expense Amount and (iv) determination of the Final Closing Amount (such calculations and determination, “Seller’s Final Closing Amount”). For purposes of Seller’s evaluation of Buyer’s Final Closing Amount, Buyer shall, and shall cause the Acquired Companies to, promptly make copies available to and promptly provide reasonable access to Seller and its Representatives, upon reasonable advance notice and during normal business hours, such information, books, records, data and working papers as Seller shall reasonably request in order for Seller to analyze Buyer’s Final Closing Amount; and shall promptly permit reasonable access, upon reasonable advance notice and during normal business hours to the personnel of the Acquired Companies as may be reasonably requested by Seller and its Representatives to analyze Buyer’s Final Closing Amount. If Seller does not provide Seller’s Final Closing Amount within such 60-day period, then Buyer’s Final Closing Amount shall be final and binding on the Parties and shall constitute the Final Closing Amount for all purposes hereunder.

(d) Resolution of Disputes.

(i) If Seller delivers Seller’s Final Closing Amount to Buyer within the 60-day period contemplated by Section 2.06(c), then Buyer and Seller shall attempt to resolve the matter or matters in dispute for a period of 30 days after Seller’s delivery of Seller’s Final Closing Amount (the “Settlement Period”). A matter identified in dispute by Seller in Seller’s Final Closing Amount shall not be considered resolved unless agreed to in writing by both Buyer and Seller. Any matter resolved by the Parties pursuant to this Section 2.06(d)(i) shall be final and binding upon the Parties and shall constitute a portion of the Final Closing Amount for all purposes hereunder. Unless otherwise agreed to in writing by the Parties, Buyer’s Final Closing Amount and Seller’s Final Closing Amount may not be changed or amended.

(ii) If disputes with respect to Buyer’s Final Closing Amount or one or more of the items that comprise Buyer’s Final Closing Amount cannot be resolved by Buyer and Seller by the expiration of the Settlement Period, then, at the request of Buyer or Seller, the specific matters that remain in dispute (but no others) shall be submitted to BDO USA, LLP or such other independent accounting firm or consulting firm of national reputation as may be mutually agreed by the Parties acting reasonably (the “Accounting Firm”). If such accounting or consulting firm does not agree to serve as the Accounting Firm within ten days after written request from the Parties to serve, then the Parties shall mutually select an alternative independent accounting firm or consulting firm of national reputation with which such Party has not done business within the last two years to serve as the Accounting Firm. If the Parties cannot mutually agree on the Accounting Firm, each Party shall propose one independent accounting firm or consulting firm of national reputation to act as the Accounting Firm, and if on the next Business Day, the Dow Jones Industrial Average closes on an even number (to the immediate left of the decimal, without rounding), then Buyer’s selection shall act as the Accounting Firm; but if the Dow Jones Industrial Average closes on an odd number (to the immediate left of the decimal, without rounding), then Seller’s selection shall act as the Accounting Firm. Seller and Buyer shall enter into an engagement letter with the Accounting Firm, which engagement letter shall be consistent with the provisions of this Agreement and shall set forth the scope of work and requirements described in this Section 2.06(d), and shall deliver to such Accounting Firm the Closing Statement (including Buyer’s Final Closing Amount), Seller’s Final Closing Amount and the Estimated Closing Amount.

(iii) Within 14 days after the Accounting Firm and the Parties have executed an engagement letter, each Party may provide the Accounting Firm with a written submission explaining the items that remain in dispute and any items that have been mutually resolved by the Parties, as well as any supporting materials previously exchanged between the Parties that each Party deems necessary for the Accounting Firm’s resolution of the dispute. Within ten days after the Parties exchange written submissions, each Party may submit to the Accounting Firm a written response, which can include any additional supporting materials previously exchanged between the Parties that each Party deems necessary for the Accounting Firm’s resolution of the dispute. Within 14 days thereafter, the Accounting Firm must, at either Party’s request, hear argument by the Parties and testimony from witnesses. No Party shall engage in ex parte communications with the Accounting Firm. Each Party shall also provide the Other Party with copies of all written materials submitted to the Accounting Firm by such Party.

(iv) The Parties shall instruct the Accounting Firm to deliver to Buyer and Seller, as soon as practicable, but not later than 90 days (or such other time as the Parties hereto shall agree in writing) after the Accounting Firm and the Parties have executed an engagement letter, a written report setting forth the Accounting Firm’s resolution of each of the disputed items, which determinations shall be made in accordance with the Worksheet and the definitions and principles set forth in this Agreement and shall be final and binding on Buyer and Seller. The Accounting Firm shall be limited to selecting on an item-by-item basis either the item proposed by Buyer in Buyer’s Final Closing Amount or that same item proposed by Seller in Seller’s Final Closing Amount and shall have no authority to select any other amount or reach a compromise resolution with respect to a disputed item. The Accounting Firm’s written report shall also contain the calculation of the Final Closing Amount, which will be calculated in accordance with Section 2.02 based on (A) any undisputed items in the Closing Statement, (B) any items mutually resolved by the Parties pursuant to Section 2.06(d)(i) and (C) the Accounting Firm’s resolution of each disputed item in accordance with this Section 2.06(d)(iv).

(v) The Accounting Firm shall act as an arbitrator, and not as an expert, with respect to all issues that arise from and relate to this Section 2.06, including with respect to any issues relating to this Section 2.06 that may arise before the Accounting Firm has been engaged.

(vi) Judgment may be entered on the determination of the Accounting Firm in New York State Supreme Court or any other court having jurisdiction over the Party against which such determination is to be enforced.

(vii) The fees and expenses of the Accounting Firm shall be borne by the Parties based upon the inverse proportion of the dollar amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses). Other than the fees and expenses of the Accounting Firm, each Party will bear its own fees, costs and expenses in connection with matters contemplated by this Section 2.06(d).

(viii) Seller and Buyer agree that the procedure set forth in this Section 2.06(d) for resolving disputes with respect to the calculation of disputed components of the Final Closing Amount is the sole and exclusive method of resolving such disputes. Notwithstanding the foregoing, this Section 2.06(d) shall not prohibit Seller or Buyer from initiating litigation to compel arbitration pursuant to this Section 2.06(d) or to enforce the determination of the Accounting Firm.

(e) Payment of Post-Closing Adjustment. If the Estimated Closing Amount is greater than the Final Closing Amount, then, within 15 Business Days following the final determination thereof, Seller shall pay to Buyer, by wire transfer in immediately available funds to the account or accounts designated by Buyer, the amount of such excess. If the Final Closing Amount is greater than the Estimated Closing Amount, then, within 15 Business Days following the final determination thereof, Buyer shall pay to Seller, by wire transfer in immediately available funds to the account or accounts designated by Seller, the amount of such excess.

(f) Tax Treatment. Any payments made pursuant to Section 2.06(e) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and the Company will be entitled to deduct or withhold or cause to be withheld from amounts payable under this Agreement any amount that is required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were withheld.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as follows:

Section 3.01. Organization; Good Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly qualified or licensed to do business in each jurisdiction in which the ownership, leasing or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a material impairment on Seller’s ability to perform its obligations hereunder.

Section 3.02. Authority. Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have each been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.03. Ownership of the Acquired Interests. Seller solely owns the Acquired Interests beneficially and of record, free and clear of all Liens other than the Released Liens prior to the Closing or restrictions on transfer that may be imposed by state or federal securities Laws or the Charter Documents of the Acquired Companies. The consummation of the transactions contemplated by this Agreement will convey to Buyer, good and valid title to the Acquired Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Charter Documents of the Acquired Companies or Liens created by Buyer.

Section 3.04. No Conflicts; Consents and Approvals. Except as set forth on Schedule 3.04, the execution and delivery by Seller of this Agreement, and as of the Closing, the other Transaction Documents, and the performance by Seller of its obligations hereunder and thereunder, do not and will not:

(a) result in a breach of the Charter Documents of Seller;

(b) result in a material breach of or material default under (with or without due notice or lapse of time or both) any material Contract to which Seller is a party, except for any such breach or default that would not reasonably be expected to result in a material impairment on Seller’s ability to perform its obligations hereunder or under the Transaction Documents to which it is a party;

(c) violate any Law applicable to Seller, except for such violations that would not reasonably be expected to result in a material delay in or impairment on Seller’s ability to perform its obligations hereunder or under the Transaction Documents to which it is a party;

(d) require any consent or approval of any third party, including a Governmental Authority under any Law applicable to Seller, other than consents or approvals the absence of which would not reasonably be expected to result in a material delay in or impairment on Seller’s ability to perform its obligations hereunder or under the Transaction Documents to which it is a party; or

(e) result in in the creation or imposition of any Lien on the Acquired Interests, other than Liens created by Buyer.

Section 3.05. Legal Proceedings. There is no Proceeding pending or, to Seller’s Knowledge, threatened, against Seller that (a) seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or (b) relates to the Acquired Companies or Acquired Interests.

Section 3.06. Broker’s Commissions. Neither Buyer or any of its Affiliates nor any Acquired Company will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED
COMPANIES

Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as follows:

Section 4.01. Organization; Good Standing. Each Acquired Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to own, lease and operate its Assets and conduct the Business as it is currently being conducted. Each Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership, leasing or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Seller has provided Buyer with true, correct and complete copies of each Acquired Company’s Charter Documents.

Section 4.02. Capitalization of the Company.

(a) Except for the Acquired Interests, none of the following are issued, reserved for issuance or outstanding:

(i) Equity Interests of the Company;

(ii) interests of the Company convertible into, or exchangeable or exercisable for, Equity Interests of the Company;

(iii) options, warrants, calls, rights, commitments or Contracts to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract; or

(iv) equity appreciation rights, profit participation, or similar rights with respect to the Company.

(b) The Acquired Interests are duly authorized, validly issued, fully paid (to the extent required by the Charter Documents of the Company or under applicable Law) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right or the Charter Documents of the Company or applicable Law. Schedule 4.02 lists all of the issued and outstanding membership interest certificates issued by the Company evidencing the Acquired Interests.

Section 4.03. Subsidiary.

(a) All of the issued and outstanding Equity Interests of LR Finance are duly authorized, validly issued, fully paid (to the extent required by the Charter Documents of LR Finance or applicable Law) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right or the Charter Documents of LR Finance or applicable Law. The Equity Interests of LR Finance are solely owned beneficially and of record by the Company free and clear of all Liens other than Released Liens prior to Closing or restrictions on transfer that may be imposed by state or federal securities Laws or the Charter Documents of the Acquired Companies. Except for its Equity Interests in LR Finance, the Company does not own, directly or indirectly, any Equity Interests in any Person. LR Finance does not own, directly or indirectly, any Equity Interests in any Person.

(b) Except for the Equity Interests owned by the Company, none of the following are issued, reserved for issuance or outstanding:

(i) other Equity Interests of LR Finance, not owned by the Company;

(ii) interests of LR Finance convertible into, or exchangeable or exercisable for, Equity Interests of LR Finance;

(iii) options, warrants, calls, rights, commitments or Contracts to which LR Finance is a party or by which it is bound, in any case obligating LR Finance to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of LR Finance, or obligating LR Finance to grant, extend or enter into any such option, warrant, call, right, commitment or Contract; or

(iv) equity appreciation rights, profit participation, or similar rights with respect to LR Finance.

Section 4.04. No Conflicts; Consents and Approvals. Except as set forth on Schedule 4.04, the execution and delivery of this Agreement, and as of Closing, the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) result in a breach of the Charter Documents of any of the Acquired Companies;

(b) violate any Law applicable to the Acquired Companies;

(c) require any consent or approval of any third party, including a Governmental Authority under any Law applicable to the Acquired Companies;

(d) result in any breach, violation of or default under, or the acceleration, termination, cancellation or modification of, any Material Contract, Real Property Lease, Easement or Material Permit; or

(e) result in in the creation or imposition of any Lien on the Assets of the Acquired Companies, other than Liens created by Buyer,

except, in the case of each of the immediately foregoing clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.05. Financial Statements.

(a) Attached as Schedule 4.05 are (i) the audited consolidated balance sheet of the Acquired Companies as of December 31, 2018, together with the related consolidated statements of income, members’ equity and cash flows for the period then ended, and the related notes thereto, accompanied by the report thereon of Grant Thornton LLP, independent public accountants, and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2019 (such date, the “Balance Sheet Date”), together with the related unaudited consolidated statements of operations, members’ equity and cash flows for the six-month period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”). The Financial Statements, together with the notes thereto (if any), have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain any notes required by GAAP and are subject to normal and recurring year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except as otherwise set forth in any notes thereto) and fairly present in all material respects the financial position, members’ equity and cash flows, as applicable, of the Acquired Companies as of the dates indicated therein and the results of the operations of Acquired Companies for the respective periods indicated therein.

Section 4.06. No Undisclosed Material Liabilities. Since the Balance Sheet Date, the Acquired Companies have not incurred liabilities, obligations or commitments of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise) other than: (a) liabilities disclosed, reflected, reserved against or otherwise provided for in the Financial Statements; (b) liabilities not required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements; and (c) liabilities, other than Indebtedness, incurred in the ordinary course of business since the Balance Sheet Date, and that are not material either individually or in the aggregate.

Section 4.07. Absence of Changes. Except as expressly contemplated by this Agreement or as set forth on Section 4.07, since the Balance Sheet Date, (a) the Acquired Companies have conducted the Business in the ordinary course of business, (b) no change, event, circumstances, development or occurrence has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) the Assets have not suffered an Event of Loss or Taking and (d) none of the Acquired Companies has taken any action described in Section 6.01, or failed to take any action described in Section 6.01 that, if taken, of failed to be taken, after the Effective Date and prior to the Closing Date without the prior written consent of Buyer, would breach or violate Section 6.01.

Section 4.08. Compliance with Laws; Permits.

(a) Each Acquired Company is, and for the last three years has been, in compliance in all material respects with all Laws applicable to it. None of Seller nor any Acquired Company has received any written notice of any actual or alleged material violation, material non-compliance with or material liability pursuant to any Law, other than notices with respect to matters that have been resolved or for which such Acquired Company has no further obligations outstanding. Notwithstanding anything to the contrary in this Agreement, no representation or warranty in this Section 4.08(a) is made with respect to (i) environmental matters, which are covered exclusively by the provisions set forth in Section 4.14, (ii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 4.15, or (iii) employment and employee benefit matters, which are covered exclusively by the provisions set forth in Section 4.17 and Section 4.18; or (iv) intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.19.

(b) Each Acquired Company holds all material Permits required or necessary for the lawful conduct of the Business in the ordinary course, and Schedule 4.08(b) sets forth a list of all material Permits held by the Acquired Companies (the “Material Permits”). All Material Permits are in full force and effect, applications for the renewal of all such Material Permits have been timely filed, and no Proceeding is pending or to Seller’s Knowledge threatened, that is reasonably likely to result in the termination, revocation or adverse modification thereof.

(c) Notwithstanding anything to the contrary in this Agreement, no representation or warranty in this Section 4.08(b) is being made with respect to Environmental Permits, which are covered exclusively by Section 4.14(b).

Section 4.09. Legal Proceedings. Except as set forth on Schedule 4.09, there is no Proceeding or Order pending or, to Seller’s Knowledge, threatened against the Acquired Companies, the Assets of the Acquired Companies or the Acquired Interests. None of the pending or threatened Proceedings or Orders would, if adversely determined, individually or in the aggregate, reasonably be expected to result in any material Losses to the Acquired Companies.

Section 4.10. Insurance. Schedule 4.10 sets forth a true and complete list of all material property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers liability, umbrella/excess liability and directors’ and officers’ liability insurance policies held by or for the benefit of the Acquired Companies as of the Effective Date that directly insure the operation of the Business and the Assets of the Acquired Companies (collectively, the “Policies”). All premiums due and payable under the Policies have been paid in full and all such Policies are in full force and effect. Except as set forth on Schedule 4.10, no material claim relating to the Acquired Companies or the Assets of the Acquired Companies is outstanding under any of the Policies, and no carrier of any Policy has asserted any denial of coverage.

Section 4.11. Real Property.

(a) Schedule 4.11(a) sets forth a complete list of all real property and interests in real property owned in fee simple by an Acquired Company, other than the Easements (“Owned Real Property”). Seller has made available to Buyer true, correct and complete copies of the deeds, assignments and other instruments by which the applicable Acquired Company has acquired each such parcel of Owned Real Property, and has also made available copies of all title insurance policies, title opinions and abstracts, and surveys with respect thereto that are in Seller’s, or its Affiliates’ possession or control with respect to any of the Real Property.

(b) Schedule 4.11(b) contains a complete list of all of the surface leases or subleases of real property (including gas storage agreements and leases of underground reservoirs) to an Acquired Company, other than the Easements (collectively, the “Real Property Leases”). There exists no material default (and no event has occurred which, with notice or lapse of time, would constitute a material default) by the applicable Acquired Company or, to Seller’s Knowledge, any other party, under any Real Property Leases by which an Acquired Company holds a leasehold interest (the “Leased Real Property”). Each of the Real Property Leases is in full force and effect in accordance with its terms and constitutes a legal, valid and binding obligation of the applicable Acquired Company and, to Seller’s Knowledge, of the counterparties to such Leased Real Property, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Seller has made available to Buyer true, correct and complete copies of the Real Property Leases.

(c) Schedule 4.11(c) contains a complete list of all of the rights-of-way, easements, licenses or similar rights to use or interest in real property of which the Acquired Companies own or have an interest in (the “Easements”). There exists no material default (and no event has occurred, which, with notice of lapse of time, would constitute a material default) by the applicable Acquired Company or, to Seller’s Knowledge, any other party under any Easement. Each of the Easements is in full force and effect in accordance with its terms and constitutes a legal, valid and binding obligation of the applicable Acquired Company and, to Seller’s Knowledge, of the counterparties to such Easement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Seller has made available to Buyer true, correct and complete copies of the Easements.

(d) The Company has (i) good and marketable title to all of the Owned Real Property, (ii) good and valid leasehold interests in the Leased Real Property and (iii) good and valid title or leasehold interest in each Easement, in each case, free and clear of all Liens other than Permitted Liens. None of the Acquired Companies has granted any assignment, lease, license, sublease, easement, right-of-way, concession, or other agreement (written or oral) granting to any Person the right to possess, use or occupy the Real Property, except for purposes related to the development, construction, operation or maintenance of the Assets.

(e) There are no pending or, to Seller’s Knowledge, threatened actions for eminent domain or condemnation or transactions in lieu thereof affecting any of the Owned Real Property, Leased Real Property or Easements.

(f) To Seller’s Knowledge, none of the Acquired Companies is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein.

(g) LR Finance does not own or lease any real property or interest in real property.

Section 4.12. Assets; Condition and Sufficiency. Each of the Acquired Companies has good and marketable title to, or valid leasehold interests in, all of its respective material tangible personal property and other Assets (other than Real Property) of the Acquired Companies, free and clear of all Liens other than Permitted Liens. The Assets of the Acquired Companies are adequate and suitable for their present use in all material respects, and, to Seller’s Knowledge, are free from material defects other than defects that do not interfere with the intended use thereof in the conduct of normal operation of the Assets. The Assets of the Acquired Companies constitute all of the material assets necessary to conduct the Business as presently conducted. Notwithstanding anything to the contrary in this Agreement, no representation or warranty in this Section 4.12 is made with respect to intellectual property matters, which are covered exclusively by the provisions set forth in Section 4.19.

Section 4.13. FERC Matters. The Company is currently regulated by FERC as a “natural gas company” under the Natural Gas Act. The Company is not currently regulated by FERC as a “public utility,” “public service company” or similar designation(s) by the Mississippi Public Service Commission or any state public service commission or as a “holding company” or similar designation of such regulated entity. The Company has certificates issued by FERC under Section 7(c) of the Natural Gas Act and 18 C.F.R. Parts 157 and 284 to operate the Storage Facilities in interstate commerce, to provide open-access storage services in interstate commerce and to construct, acquire and abandon facilities subject to FERC’s jurisdiction in accordance with the requirements of 18 C.F.R. Part 157, Subpart F, in each case as are required for the normal operations of the Business as currently conducted by the Acquired Companies. The Company’s rates are not currently regulated by FERC under either the Interstate Commerce Act or the Natural Gas Policy Act of 1978. No third party has commenced or, to Seller’s Knowledge, threatened to commence, any Proceeding with FERC to challenge the rates charged or the services provided by the Storage Facilities.

Section 4.14. Environmental Matters. Except as set forth in the corresponding section(s) on Schedule 4.14:

(a) the Business and operations of each Acquired Company are being, and for the preceding three years have been, conducted in compliance in all material respects with all Environmental Laws and Environmental Permits;

(b) each Acquired Company holds all Environmental Permits required or necessary for the lawful conduct of the Business as currently conducted (all of which are listed on Schedule 4.14(b)), all such Environmental Permits are in full force and effect, applications for the renewal of all such Environmental Permits have been timely filed, and no Proceeding is pending or to Seller’s Knowledge threatened, that is reasonably likely to result in the termination, revocation or adverse modification thereof;

(c) none of Seller nor any Acquired Company (i) has received from any Governmental Authority or any other Person any written notice of any actual or alleged material violation, material non-compliance with or material liability pursuant to any Environmental Law involving any Acquired Company, the Business, or the operations of the Acquired Companies other than notices with respect to matters that have been fully and finally resolved and for which such Acquired Company has no further obligations outstanding or (ii) is subject to any outstanding, or to Seller’s Knowledge, threatened Claim or Order, or settlement agreement or other similar agreement alleging or imposing liability or obligations under Environmental Laws with respect to any Acquired Company, the Business, or the operations of any Acquired Company; and

(d) the Acquired Companies have not released, and to Seller’s Knowledge, no other Person has released, any Hazardous Materials on or from any current or former property or location owned, operated, or used in connection with the operations of the Acquired Companies or the Business, or at any third-party site to which Hazardous Materials generated by any of the Acquired Companies or the Business have been sent for disposal, in each case in a manner that would reasonably be expected to give rise to a remedial or corrective action or other liabilities or obligations on the part of any Acquired Company pursuant to Environmental Laws for which Losses associated therewith would reasonably be expected to exceed $150,000.

(e) Seller and the Acquired Companies have made available to Buyer true and complete copies of all environmental reports, audits, assessments, Environmental Permits, and any other material documents in their possession or control relating to the Acquired Companies or the Business and their or its compliance with or liabilities or obligations pursuant to Environmental Laws, or the assessment or evaluation of Hazardous Materials at any property currently or formerly owned, operated, or used in connection with operations of the Acquired Companies or the Business.

Section 4.15. Taxes. Except as set forth on Schedule 4.15:

(a) All Tax Returns required to be filed by the Acquired Companies have been duly and timely filed (taking into account extensions properly obtained). Each such Tax Return is true, correct and complete in all material respects. All Taxes for which the Acquired Companies may be liable have been timely paid in full, whether or not shown to be due on any Tax Returns), and the Financial Statements, as adjusted through the Closing Date, reflect adequate provision in accordance with GAAP for any Taxes that are not yet due and payable,. Since the date of the Financial Statements, none of the Acquired Companies has incurred any Tax liability other than for Taxes relating to ordinary course operations conducted by it. There are no Liens (other than Permitted Liens) on any of the Assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Acquired Companies has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld from any payment to any employee, independent contractor, creditor or other third party and has complied with all reporting obligations with respect to such amounts.

(c) There is not in force any extension of time with respect to the due date for filing of any Tax Return required to be filed by an Acquired Company. No Acquired Company has entered into any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Taxes due from an Acquired Company. No Tax Claim has been asserted in writing against an Acquired Company that is presently pending or, to Seller’s Knowledge, otherwise unsatisfied. No Claim has ever been made or, to Seller’s Knowledge, threatened by any Governmental Authority in a jurisdiction where no Acquired Company has filed Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.

(d) There is no Tax sharing, allocation, indemnity or similar Contract that will require any payment be made by an Acquired Company after the Closing Date to any Person other than to another Acquired Company, and such Acquired Company is not liable for the Taxes of any other Person (other than another Acquired Company) by virtue of Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign applicable Law.

(e) No Acquired Company has made any election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since its date of formation, each of the Acquired Companies has been classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(f) No Acquired Company has participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any transaction that lacks economic substance for purposes of Section 7701(o) of the Code.

(g) None of the assets of the Acquired Companies: (i) secure any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or (iv) is or will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Act of 1981 and before the Tax Reform Act of 1986.

(h) Seller is not a “foreign person” as that term is used in Section 1.1445-2 of the Treasury Regulations.

(i) Neither of the Acquired Companies is a party to any Tax abatement agreement or similar agreement with any Governmental Authority

Section 4.16. Material Contracts.

(a) Schedule 4.16(a) sets forth a true and complete list of each of the following Contracts to which either Acquired Company is a party or is bound as of the Effective Date (all Contracts required to be listed on Schedule 4.16(a) being “Material Contracts”):

(i) any Contract for the provision of (A) natural gas or firm storage services, firm “park and loan” services or firm natural gas transportation services, (B) interruptible storage services or interruptible wheeling services, or (C) transportation, gathering or processing services, (but only including transaction confirmations for any such services referenced in clauses (A), (B) and (C) if such transaction confirmation involves payments or receipts in excess of $150,000);

(ii) each Contract that constitutes a pipeline interconnect, connection, construction, operational balancing agreement or facility operating agreement;

(iii) each Contract listed on Schedule 4.21;

(iv) each Contract that grants any Person a right to purchase (including rights of first refusal, options or similar rights) any material assets of any Acquired Company;

(v) joint tariff;

(vi) each partnership, joint venture or similar Contract;

(vii) each Contract with any Governmental Authority;

(viii) each Contract involving aggregate payments to an employee or consultant in excess of $50,000 in any calendar year;

(ix) each Contract relating to the future acquisition or disposition of any of the Assets of the Acquired Companies material to the conduct of the Business, excluding any purchase orders for the acquisition of parts or equipment necessary for the operation and maintenance of the Storage Facility in the ordinary course of business;

(x) each Contract constituting an indemnification or contribution agreement, other than in the ordinary course of business;

(xi) each Contract evidencing Indebtedness other than the Credit Agreement Documents, the MS Bonds or the Support Obligations set forth on Schedule 4.20;

(xii) each Contract that provides for a limit on the ability of the Acquired Companies to compete in any line of business or in any geographic area during any period of time after the Closing, that restricts the right of the Acquired Companies to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status; and

(xiii) each merger, asset or stock purchase or divestiture Contract relating to the acquisition or disposition of all or substantially all the assets of any operating business (or business division) or a majority of the Equity Interests or other controlling interest of any other Person, in which there are surviving obligations of an Acquired Company owed to any Person.

(b) Each of the Material Contracts is in full force and effect in all material respects in accordance with its terms and constitutes a legal, valid and binding obligation of the applicable Acquired Company and, to Seller’s Knowledge, of the counterparties to such Material Contracts, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Neither the applicable Acquired Company nor, to Seller’s Knowledge, any counterparty thereto, is in or has received written notice that it is in material default of or material breach under the terms of any such Material Contract. To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a material breach or violation of, or a default under, the terms of any Material Contract by the Acquired Company. Seller has made available to Buyer true and complete copies of each of the Material Contracts.

Section 4.17. Employee Benefits.

(a) Schedule 4.17(a) sets forth a true, correct and complete list of all material deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, success bonus, change in control, equity or equity-based compensation, severance, health care, medical or welfare and other employee benefit or fringe benefit plans that are maintained, sponsored, administered or contributed to by the Acquired Companies or for which any of the Acquired Companies have any liability or obligation with respect to any current or former employee, individual consultant or individual service provider, or their spouses, beneficiaries, or dependents, of any Acquired Company (each, a “Company Plan”). Seller has made available to Buyer accurate and complete copies of each of the following, as applicable, with respect to any such Company Plan: (i) the plan document or agreement and any amendments thereto; (ii) the trust agreement, insurance Contract or other documentation of any related funding arrangement; (iii) the summary plan description (along with all summaries of material modifications), to the extent required by ERISA (or, if not required by ERISA, any summary or description provided or otherwise made available to the current or former employees of any Acquired Company); (iv) the most recent required Internal Revenue Service Form 5500, including all schedules thereto and the summary annual report; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(b) All Company Plans have been established, operated, documented and administered in all material respects in accordance with their terms, and are maintained in material compliance with applicable Law. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or is maintained pursuant to a prototype or volume submitter opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or tax exemption.

(c) None of the Acquired Companies sponsor, maintain, contribute to, or have any liability with respect to, or have in the past three years sponsored, maintained, contributed to, or had any liability with respect to, any Company Plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA. None of the Acquired Companies is a party or otherwise subject to, contributing to, required to contribute to, or has any liability with respect to, any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or, within the past three years, has ever been a party or otherwise subject to, contributed to or been required to contribute to, or had any liability under, any such “multiemployer plan”. None of the Acquired Companies sponsors, maintains, contributes to or is required to contribute to or has any liability with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. None of the Acquired Companies nor, to Seller’s Knowledge, any employee of the Acquired Companies or any trustee, administrator, other fiduciary or other “party in interest” or “disqualified person” with respect to the Company Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a material tax or penalty on any of such Acquired Companies under Section 4975 of the Code or Section 502(i) of ERISA. The Acquired Companies do not have any liability, whether contingent or actual or as the result of any ERISA Affiliate, under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, or with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and Buyer’s purchase of the Acquired Interests will not cause the Buyer or its Affiliates (including the Acquired Companies after the Closing) to incur any such liability, including without limitation as the result of any ERISA Affiliate.

(d) There are no investigations pending or, to Seller’s Knowledge, threatened, by any Governmental Authority involving any Company Plan. No action, suit or proceeding (other than routine claims for benefits) is pending against, or to Seller’s Knowledge, threatened against, any Company Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation. All contributions to, and payments from, the Company Plans which were required to have been made by the Acquired Companies prior to the date of this Agreement have been timely made.

(e) None of the “welfare benefit plans” as defined in Section 3(1) of ERISA maintained, sponsored, or contributed to by the Acquired Companies provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA or applicable Law at the full expense of the participant or beneficiary during any post-termination severance period.

(f) The Acquired Companies have complied in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act of 2010 and the applicable regulations and guidance issued thereunder, including the (A) preparation and timely annual distribution of a Summary of Benefits and Coverage document (and any required amendments thereto); (B) proper classification of all workers who are common-law employees within the meaning of the Affordable Care Act and Code Section 4980H; (C) timely offer of minimum essential coverage in satisfaction of the employer mandate; (D) timely and accurate filing of any required IRS Form 8928 to report any excise taxes owed under Code Section 4980D and timely payment of any such excise taxes; (E) timely and accurate filing of Forms 1094-C and 1095-C, as required by Code Section 6056; and (F) timely and accurate filing of IRS Form 720 to report and pay the Patient Centered Outcomes Research Institute trust fund tax imposed under Code Section 4376. The Acquired Companies have never received a notice of assessment of penalties under Code Section 4980H from the IRS nor, to Seller’s Knowledge, are there circumstances under which such an assessment would reasonably be expected to be levied.

(g) Each of the Company Plans that provides nonqualified deferred compensation that is subject to Section 409A of the Code complies in form and has been operated in compliance with Section 409A of the Code.

(h) Except as set forth on Schedule 4.17(h), the consummation of the transactions contemplated by this Agreement will not: (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to, or in respect of, any current or former employee of the Acquired Companies under any Company Plan; or (ii) result in or satisfy a condition to the payment of compensation or provision of benefits that would, alone or in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 4.18. Employee and Labor Matters.

(a) Schedule 4.18(a) lists each employee of the Company by job title as of the Effective Date and, with respect to each, sets forth (i) date of hire, (ii) current base salary or wage rate, (iii) annual cash bonus accrued through the Balance Sheet Date, (iv) annual cash bonus paid for 2018, (v) accrued but unused vacation through the Balance Sheet Date and (v) status (active, or on short-term or long-term disability or other leave). LR Finance does not have any employees.

(b) There are no (i) collective bargaining agreements or other labor agreements relating to the Company to which the Company is a party or by which it is bound, (ii) unfair labor practice complaints against the Company pending before any Governmental Authority, (iii) ongoing labor strikes affecting the Company or (iv) material labor grievances pending against the Company. There are no pending or, to Seller’s Knowledge, threatened (x) union representation petitions respecting the employees of the Company or (y) efforts being made to organize any of the employees of the Company.

(c) The Company is in compliance in all material respects with all labor and employment Laws applicable to it. The Company has not received any written notice of any actual or alleged material violation, material non-compliance with or material liability pursuant to any labor or employment Laws, other than notices with respect to matters that have been resolved or for which the Company has no further material obligations outstanding.

(d) In the past three years, (i) all individuals treated by the Company as independent contractors have been properly classified and have been issued materially accurate 1099 statements, (ii) all individuals treated by the Company as exempt from the Fair Labor Standards Act have been properly classified as exempt, (iii) the Company has instituted mechanisms consistent with applicable Law for recording employee hours and paying overtime pay to all individuals treated by the Company as non-exempt under the Fair Labor Standards Act, (iv) the Company checks employees at the time of hire to confirm their identity and authorization to work in the United States and properly completes, signs, verifies, and maintains I-9 Forms as required by applicable Law, and (v) the Company has not had a plant closure or mass layoff as those terms are defined in the Worker Adjustment and Retraining Notification Act or any analogous state law.

Section 4.19. Intellectual Property. The Acquired Companies own, free and clear of all Liens other than Permitted Liens, or possess adequate licenses or other valid rights to use all material Intellectual Property necessary for the Business as currently being conducted. The conduct of the Business as currently conducted does not materially infringe, misappropriate or otherwise violate any Intellectual Property owned by the Acquired Companies or of a third party. To Seller’s Knowledge, no Person is materially infringing, misappropriating or otherwise violating any Intellectual Property owned by the Acquired Companies. No Acquired Company has received any written notice of any material default (or the occurrence of any event that, with notice or lapse of time or both, would constitute a material default) under any material Intellectual Property license to which any Acquired Company is a party or is otherwise bound.

Section 4.20. Support Obligations. Except as listed on Schedule 4.20, none of Seller or any of its Affiliates (other than the Acquired Companies) or any Acquired Company has any obligation to post any Support Obligations in respect of any Acquired Company or its Business.

Section 4.21. Related Party Transactions. Except as set forth on Schedule 4.21, none of the Acquired Companies is bound by any material Contract to which any of (a) Seller, (b) a Non-Company Affiliate, (c) an officer, manager or director of such Acquired Company or (d) any immediate family member of any such officer, manager or director is a party.

Section 4.22. Bank Accounts and Powers of Attorney. Schedule 4.22 sets forth (i) a complete and accurate list of all of the bank accounts that the Acquired Companies maintain and the Persons who are authorized to sign for or draw upon such accounts and (ii) the names of all Persons, if any, holding powers of attorney from an Acquired Company.

Section 4.23. Base Gas and Working Gas; Park and Loan. The information set forth on Schedule 4.23(a) is, and contained in the reports attached to Schedule 4.23(a) was at the time such reports were filed, true and correct in all material respects. Since the Balance Sheet Date, the Acquired Companies have not sold or purchased any Base Gas. Schedule 4.23(b) sets forth as of July 31, 2019, the aggregate gas imbalances of the Acquired Companies, including with respect to any commitments or obligations arising under “park and loan” Contracts of the Acquired Companies or Contracts that constitute operational balancing agreements of the Acquired Companies.

Section 4.24. Indebtedness. Except for Indebtedness under the Credit Agreement Documents, the MS Bonds and the Support Obligations set forth on Schedule 4.20, no Acquired Company has any Indebtedness.

Section 4.25. Books and Records. All books and records of the Acquired Companies and the Business have been maintained in accordance with applicable Law in all material respects and in the ordinary course of business of the Acquired Companies and are complete and accurate in all material respects.

Section 4.26. Broker’s Commissions. Neither Buyer or any of its Affiliates nor any Acquired Company will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Companies prior to the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as follows:

Section 5.01. Organization; Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey. Buyer is duly qualified or licensed to do business in each jurisdiction in which the ownership, leasing or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a material impairment on Buyer’s ability to perform its obligations hereunder.

Section 5.02. Authority. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have each been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 5.03. No Conflicts; Consents and Approvals. Except as set forth on Schedule 5.03, the execution and delivery by Buyer of this Agreement, and as of the Closing, the other Transaction Documents, and the performance by Buyer of its obligations hereunder and thereunder, do not and will not:

(a) result in a breach of the Charter Documents of Buyer;

(b) result in a material breach of or material default under (with or without due notice or lapse of time or both) any material Contract to which Buyer is a party, except for any such breach or default that would not reasonably be expected to result in a material impairment on Buyer’s ability to perform its obligations hereunder or under the Transaction Documents to which it is a party;

(c) violate of any Law applicable to Buyer, except for such violations that would not reasonably be expected to result in a material impairment on Buyer’s ability to perform its obligations hereunder; or

(d) require any consent or approval of any third party, including any Governmental Authority under any Law applicable to Buyer, other than consents or approvals, the absence of which would not reasonably be expected to result in a material impairment on Buyer’s ability to perform its obligations hereunder.

Section 5.04. Legal Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge, threatened, against Buyer that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.05. Acquisition as Investment. Buyer is acquiring the Acquired Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws. Buyer has made, independently, its own analysis of the Acquired Interests, the Acquired Companies and their Assets for the purpose of acquiring the Acquired Interests. Buyer acknowledges that the Acquired Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Acquired Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

Section 5.06. Financial Resource; Solvency.

(a) Buyer has sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (i) to pay the Purchase Price and all other amounts that may be due by Buyer in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) to otherwise perform its obligations under this Agreement and the other Transaction Documents.

(b) Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates.

Section 5.07. Opportunity for Independent Investigation.

(a) Buyer is an experienced and knowledgeable investor experienced in the evaluation and purchase of companies such as the purchase of the Acquired Companies hereunder. Buyer has conducted its own independent review and analysis of the Business and of the Assets, liabilities, results of operations, financial condition, technology and prospects of the Acquired Companies and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Acquired Companies for such purpose.

(b) Buyer acknowledges that (i) any information provided or made available to Buyer or its Representatives, Affiliates or agents in expectation of the transactions contemplated by this Agreement, including any information, document or material provided or made available, or statements made, to Buyer (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form (“Due Diligence Information”), includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is aware of such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk.

Section 5.08. Anti-Money Laundering Compliance and Anti-Corruption. No part of the funds used by Buyer to pay the Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes Laws, including all applicable anti-money laundering Laws, including the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”). Neither Buyer nor, to Buyer’s knowledge, any of its Affiliates or Representatives has, in connection with this Agreement, made, offered, promised or authorized a payment of money or anything else of value, directly or indirectly, to any Person in violation of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”).

Section 5.09. Sanctioned Person. Neither Buyer, nor any of its Affiliates, nor any of their respective officers, directors or employees (i) is a Sanctioned Person or (ii) is subject to any pending or, to the Buyer’s Knowledge, threatened Claims with respect to Sanctions.

Section 5.10. Broker’s Commissions. Neither Seller nor any of its Affiliates will be responsible for any broker’s, finder’s or other fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 5.11. Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to Seller a duly executed guaranty, dated as of the date hereof, from New Jersey Resources Corporation, a New Jersey corporation (the “Guarantor”), a copy of which is attached as Exhibit B hereto (the “Guaranty”), pursuant to which the Guarantor has agreed, on the terms set forth in the Guaranty, to guarantee the payment and performance of all obligations and liabilities of Buyer under the Transaction Documents. A copy of the Guaranty attached hereto as Exhibit B is a true, accurate and complete copy of the Guaranty as in effect on the date of this Agreement. The Guaranty has not been amended, modified, terminated or withdrawn (and no such amendment, modification, termination or withdrawal is contemplated) and such Guaranty is in full force and effect and constitutes the legal, valid and binding obligations of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default on the part of the Guarantor under the Guaranty.

ARTICLE VI
COVENANTS

Section 6.01. Interim Period Operations.

(a) Except as (i) expressly required by this Agreement, (ii) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) required by Law or the terms of any Material Permit or Material Contract or (iv) otherwise set forth on Schedule 6.01, from the Effective Date until the Closing (the “Interim Period”), Seller will cause each Acquired Company (A) to conduct its business in the ordinary course of business and in compliance in all material respects with all applicable Laws and (B) to pay its debts, Taxes and other obligations when due, and (ii) use commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Acquired Companies and preserve the present relationships with the customers and suppliers of the Company. Without limiting the foregoing, except as (w) expressly required by this Agreement, (x) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required by Law or the terms of any Material Permit or Material Contract or (z) otherwise set forth on Schedule 6.01, during the Interim Period Seller will cause each Acquired Company not to undertake any of the following:

(i) adopt any change in any such Acquired Company’s Charter Documents;

(ii) fail to maintain its limited liability company existence, or consolidate with any other Person or acquire (by merger, consolidation, acquisition of stock or Assets or otherwise) all or substantially all of the Assets of any other Person;

(iii) sell, transfer or otherwise dispose of any Assets of an Acquired Company having a value in excess of $50,000, other than (A) sales of inventory in the ordinary course of business, (B) replacement of Assets of such Acquired Company in the ordinary course of business or dispositions of obsolete or worthless Assets, (C) transfers between the Acquired Companies, (D) the incurrence of Permitted Liens and (E) distributions of cash and cash equivalents subject to Section 2.06(a);

(iv) split, combine or reclassify any Equity Interests in an Acquired Company;

(v) transfer, issue, sell or otherwise dispose, or repurchase, redeem or otherwise acquire, any Equity Interests in an Acquired Company;

(vi) liquidate, dissolve, recapitalize, reorganize or otherwise wind up all or any portion of its Business;

(vii) purchase any Equity Interests of any Person;

(viii) enter into any Contract of the type described in Section 4.16(a)(i) (without regard to the dollar thresholds described therein), or amend, modify or terminate any such existing Contract, in each case other than entering into or modifying any such Contract in the ordinary course of business for:

(A) interruptible park and loan services so long as neither leg of such services is performed after October 31, 2020;

(B) firm park and loan services so long as neither leg of such services is performed after March 31, 2020; or

(C) firm storage services so long as the Contract for such services is entered into or renewed after November 15, 2019 and has a renewed or new term of no longer than two years;

provided, that any Contracts for the services described in clauses (A) through (C) above shall be entered into or modified (1) in compliance with the Company’s risk management policy set forth on Schedule 6.01(a)(viii)(1), subject to any lesser term or tenor restrictions as provided in clauses (A) through (C) above, (2) shall not result in an open or speculative position and (3) solely for any such Contracts entered into on or prior to November 15, 2019, shall not result in (irrespective of any contrary scope, term, tenor, net monthly position or other limitations set forth on Schedule 6.01(a)(viii)(1)) (x) a park and loan book inventory position (interruptible and firm) in each of the months of November and December of 2019 that is greater than the maximum inventory position set forth on Schedule 6.01(a)(viii)(2) for such month or (y) a park and loan book inventory position (firm and interruptible) in each of the months of February, March, and April of 2020 that is less than the minimum inventory position set forth on Schedule 6.01(a)(viii)(2) for such month; provided further, irrespective of any contrary scope, term, tenor, net monthly position or other limitations set forth on Schedule 6.01(a)(viii)(1), that Seller may enter park and loan service Contracts that extend beyond the dates in (A) and (B) above for the sole purpose of satisfying pad gas requirements during the months December 2020 through April 2021 so long as neither leg of such services is performed after April 30, 2021, and the total park volume does not exceed 7,000,000 dths;

(ix) enter into any Contract (other than Contracts of the type described in Section 4.16(a)(i)) that would have been required to be listed as a Material Contract had it been entered into on or before the Effective Date, or amend, modify or terminate any existing Material Contract;

(x) amend, modify, terminate, permit to lapse or fail to maintain any existing Permit held by an Acquired Company, or amend or apply to amend any tariff;

(xi) make or agree to make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions to, or investments in, the Acquired Companies;

(xii) incur (or enter into any agreement for the incurrence of) any Indebtedness except draws under the Credit Agreement in the ordinary course;

(xiii) waive, release, cancel, settle or compromise any material Indebtedness, Claim, Proceeding or right;

(xiv) make any non-cash dividends or distributions;

(xv) make any increase or alteration to the compensation paid or payable by any Acquired Company or any material alteration in the timing or method of such payments, whether conditionally or otherwise, to any Company Employee other than in the ordinary course of business;

(xvi) except as may be required to meet the requirements of GAAP, change any accounting method or practice;

(xvii) fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of the Acquired Companies’ Assets as in effect on the Effective Date; provided, however, that, for the avoidance of doubt, Seller may renew any of the insurance policies listed on Schedule 4.10 on terms materially consistent with the terms of such insurance policies as of the Effective Date without Buyer’s consent;

(xviii) sell or purchase any Base Gas;

(xix) purchase or sell any gas (i) in any transaction having a value in excess of $150,000 individually or (ii) having a value in excess of $150,000 in the aggregate;

(xx) make any material filings with the FERC other than in the ordinary course of business consistent with past practice; or

(xxi) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, in the event of an emergency, an Acquired Company may take commercially reasonable actions that a prudent owner or operator would take while such emergency is continuing; provided that Seller shall cause such Acquired Company to promptly inform Buyer of any such actions taken.

Section 6.02. Access of Buyer.

(a) Buyer acknowledges that Seller has had discussions with certain Company Employees regarding the sale of the Acquired Interests, including the preparation and negotiation of this Agreement and the other Transaction Documents, and that Buyer shall not have access (before or after the Closing) to any information related to such discussions, including any internal drafts of this Agreement or other Transaction Documents, or any information regarding any other bids for the Acquired Companies or specifically related to the sale process for the Acquired Companies and the activities of Seller in connection therewith, and Buyer hereby agrees that it shall not have any rights to any such information; provided that nothing in this Section 6.02(a) waives Buyer’s rights to access, request and use any factual information concerning the Acquired Companies, the Assets or the Business. Any communications between the Acquired Companies, on the one hand, and Sidley Austin LLP, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement or any other Transaction Documents, and the consummation of the transaction contemplated hereby and thereby, shall be deemed to be attorney-client privileged, and the expectation of client confidentiality relating thereto shall belong solely to the Seller.

(b) Subject to Section 6.02(a), during the Interim Period, Seller shall cause the Company to provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets of the Acquired Companies and the officers and employees of the Company who have significant responsibility for the Assets of the Acquired Companies, but only to the extent that such access (i) does not unreasonably interfere with the Business of the Acquired Companies or the safe commercial operations of the Assets of the Acquired Companies and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Seller and the Company shall have the right to have a Representative present for any communication regarding the Company’s operation of the Business, (B) Buyer shall and shall cause its Representatives to observe and comply with all health, safety and security requirements of the Company and (C) Buyer shall not conduct any environmental sampling, testing or other intrusive or invasive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with the Assets of the Acquired Companies without Seller’s prior approval, which approval may be withheld in Seller’s sole discretion. Buyer shall, and shall cause its Affiliates and Representatives to, hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement; provided, however, that if the Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement as if Buyer were such Affiliate of Buyer. Notwithstanding the foregoing, during the Interim Period, Buyer shall have no right of access to, and none of Seller, the Acquired Companies or their respective Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected in the opinion of counsel to jeopardize any privilege available to Seller, the Acquired Companies or their respective Affiliates, (2) would cause Seller, the Acquired Companies or their respective Affiliates to breach a confidentiality obligation to any third party that is not waived after commercially reasonable efforts of Seller, (3) would result in a violation of Law; provided, further, that, in each case, Seller shall notify Buyer in writing that information has been withheld, provide the reason that the information was withheld, and, where possible, redact such withheld information but otherwise deliver any documents containing the withheld information.

(c) Buyer agrees to indemnify and hold harmless Seller, the Acquired Companies and their respective Affiliates and any of their respective Representatives for any and all Losses incurred by Seller, the Acquired Companies, any of their respective Affiliates or their respective Representatives arising out of the access rights under this Section 6.02, including any Claims by any of Buyer’s Representatives for any injuries or property damage while accessing any Assets purported to be held or used by Seller or the Acquired Companies, except to the extent caused by the gross negligence or willful misconduct of Seller or an Acquired Company.

(d) Buyer agrees that Buyer will not contact customers, potential customers, suppliers, vendors, contractors or agents of the Acquired Companies or the Company Employees with respect to this Agreement, the transactions contemplated hereby or the Business of the Acquired Companies without the prior written consent of Seller (which consent may be withheld by Seller in its sole discretion).

Section 6.03. Regulatory and Other Approvals; Cooperation. During the Interim Period:

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, provided, however, that none of Buyer, Seller or any Acquired Company shall be obligated to make any payment in connection with seeking such consents or approvals or shall have any liability for failure to obtain any such consents or approvals; provided, further, that for purposes of clarification, the obtaining of such consents or approvals shall not be a condition to the Closing except to the extent expressly set forth in Section 7.06 or Section 8.06, as applicable, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) In connection with any required filings or approvals or consents of Governmental Authorities, Seller and Buyer shall, and Seller shall cause the Acquired Companies to, cooperate in good faith with Governmental Authorities and use commercially reasonable efforts undertake promptly any and all actions reasonably required to complete lawfully the transactions contemplated by this Agreement.

(c) Each Party shall provide prompt notification to the other when it becomes aware that any consent or approval referred to in this Section 6.03 is obtained, taken, made, given or denied, as applicable.

(d) Subject to the other terms and conditions set forth in this Agreement, in furtherance of (and without limiting) the foregoing covenants:

(i) Each of Buyer and Seller shall submit as soon as practicable, but in no event later than ten Business Days after the execution hereof, filings under the HSR Act with respect to the transactions contemplated by this Agreement. The Persons making such filings shall request early termination of any applicable HSR Act waiting period, shall promptly furnish each other with copies of any notices, correspondence or other written communication with the relevant Governmental Authority, shall promptly make any necessary or advisable subsequent or supplemental filings or submissions required or requested by the relevant Governmental Authority and shall, to the extent reasonably necessary and appropriate, cooperate with and assist one another in, and provide information necessary for, the preparation of such filings or submissions. Buyer and Seller shall each be responsible for one half of all filing fees in connection with filings under the HSR Act.

(ii) The Parties shall promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder with any Governmental Authority and consult with and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication or submission concerning this Agreement and the transactions contemplated hereunder with any Governmental Authority.

(iii) No Party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquiries, or enter into any agreement with any Governmental Authority, unless, to the extent practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion.

(iv) Each Party shall promptly furnish the Other Party in advance, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with (A) draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment and discuss, of all correspondence, filings, materials and communications (and memoranda setting forth the substance thereof) that they, their subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that copies of correspondence, filings, materials and communications received from any Governmental Authority shall be immediately provided to the Other Party promptly upon receipt and (B) such necessary information and reasonable assistance in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act.

(v) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets, properties or businesses (or to discuss, agree or commit to any of the foregoing), (ii) enter into any Order or agreement that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Buyer to own, operate or retain all or any portion of Buyer’s or the Acquired Companies’ assets, properties or businesses or Buyer’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any investigation or Proceeding instituted (or threatened to be instituted) by any Governmental Authority challenging this Agreement or the transactions contemplated hereunder as violating any applicable Law or (iv) have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) or any Law that is effect and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. The obligations of each Party under this Section 6.03 to use commercially reasonable efforts shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 6.03.

(vi) Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 6.03.

Section 6.04. Tax Matters.

(a) With respect to any Tax Return that is required to be filed by any Acquired Company on or prior to the Closing Date with respect to a Pre-Closing Period, Seller shall prepare or cause to be prepared such Tax Return. With respect to any Tax Return that is required to be filed by any Acquired Company after the Closing Date for a Pre-Closing Period and with respect to a Straddle Period, Buyer shall prepare or cause to be prepared such Tax Return. All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Law. Reasonably in advance of the due date (including extensions) for each Tax Return for a Pre-Closing Period or for a Straddle Period, the Party responsible for preparing such Tax Return shall deliver a copy of such Tax Return to the Other Party for its review and reasonable comment. The Party responsible for preparing such Tax Return shall consider in good faith any such comments received from the Other Party not less than 15 days prior to the due date (including extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return to such Other Party not less than seven days prior to such due date. Seller shall cause each Tax Return to be filed on or prior to Closing Date to be timely filed and shall timely pay the Taxes shown due thereon. The Parties agree that, notwithstanding any other provision herein, all deductions that may be claimed by an Acquired Company with respect to the payment of Transaction Expenses shall be allocated to Pre-Closing Periods (or, if applicable, to the portion of any Straddle Period ending on the Closing Date), and for the avoidance of doubt all such deductions shall be allocated by such Acquired Company entirely to Seller, in each case, except as otherwise required by applicable Law.

(b) Each of Buyer and Seller shall be liable for and pay, and shall indemnify and hold harmless Seller from and against 50% of any and all Losses incurred in connection with or arising from any sales Tax, use Tax, stamp Tax, transfer Tax, conveyance, registration or other similar Tax imposed on the transactions contemplated by this Agreement, provided that the Parties will cooperate in good faith to minimize the incurrence of any such Taxes.

(c) After the Closing, Seller and Buyer shall:

(i) assist the Other Party in preparing any Tax Returns which such Other Party is responsible for preparing and filing in accordance with Section 6.04(a), and in connection therewith, provide the Other Party with any necessary powers of attorney;

(ii) cooperate fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Acquired Companies;

(iii) make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies; and

(iv) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to the Acquired Companies.

(d) The portion of Taxes attributable to a Straddle Period that are allocated to the portion of the taxable period of such Straddle Period ending on the Closing Date shall be determined as follows:

(i) in the case of any Tax of an Acquired Company that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 6.04(d)(ii), and pertains or is attributable to any Straddle Period, the amount of such Tax attributable to the portion of the Straddle Period ending on Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and

(ii) in the case of any liability of any Acquired Company for any real property, personal property, ad valorem and similar Taxes attributable to a Straddle Period, the amount of such property Tax attributable to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(e) The Parties agree that the transactions contemplated by this Agreement will be treated as the purchase and sale of the Assets of the Acquired Companies (ignoring for this purpose any Equity Interests in an Acquired Company that is disregarded as an entity separate from its owner) for U.S. federal income tax purposes (and any applicable state or local Taxes that follow the U.S. federal income tax treatment). Within 90 days after the Closing Date (but no later than January 31, 2020), Buyer shall prepare or cause to be prepared and delivered by Buyer an allocation schedule and any supporting documents related thereto (the “Allocation Schedule”), allocating the Purchase Price (as adjusted for any other amounts that are required to be taken into account as consideration for the purchase and sale contemplated under this Agreement for U.S. federal income tax purposes, including liabilities of the Company) among the assets of the Acquired Companies for all purposes (including Tax and financial accounting) in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder. Within 30 days after receiving such Allocation Schedule, Seller shall notify Buyer in writing regarding any objections Seller may have to the allocations on the Allocation Schedule, together with the basis for any such objections. Seller and Buyer shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and shall memorialize any agreed allocation in a final Allocation Schedule, which shall be final and binding; provided, however, if the disagreements with respect to the Allocation Schedule cannot be resolved by Buyer and Seller with 30 days after Seller notifies Buyer in writing of such objections, then, at the request of Buyer or Seller, Buyer and Seller shall promptly engage the Accounting Firm to resolve the disagreement, and the Accounting Firm’s determination of the Allocation Schedule shall be final and binding on the Parties. The fees of the Accounting Firm will be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall, and shall cause the Acquired Companies and any Buyer Affiliates (with respect to Buyer) and any Seller Affiliates (with respect to Seller) to, report and file Tax Returns in all respects consistent with any final Allocation Schedule. None of Buyer, Seller, the Acquired Companies, or any of their respective Affiliates shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with any final Allocation Schedule unless required to do so by applicable Law. If any Taxing Authority disputes the allocation set forth in the Allocation Schedule, the Party that receives notice (or the Party whose Affiliate receives notice) of the dispute shall promptly notify the Other Party of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the allocation set forth in the Allocation Schedule.

(f) Without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole discretion), Seller (and, prior to the Closing, the Acquired Companies) shall not, to the extent it may affect, or relate to, the Acquired Companies, make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have any effect on Buyer or the Acquired Companies.

(g) To the extent permitted by applicable Law, Buyer and Seller agree to report each indemnification payment made in respect of a Loss as an adjustment to the Purchase Price for U.S. federal income tax purposes (and for purposes of any applicable state or local Taxes that follow the U.S. federal income tax treatment).

Section 6.05. Public Announcements. The Parties will consult with each other prior to issuing any press release or making a public announcement of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such press release or public announcement prior to such consultation and without the prior written consent of the Other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such press release or making such public announcement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the Other Party before issuing any such press release or making such public announcement and shall reasonably cooperate with the Other Party in good faith with respect to the timing, manner and content of disclosure.

Section 6.06. Confidentiality.

(a) Buyer agrees to be bound by the Confidentiality Agreement as if it were a signatory, and shall, and shall cause each member of the Buyer Group to, hold in confidence all documents and information furnished to it by or on behalf of Seller, the Acquired Companies or their respective Affiliates in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement; provided, however, that, at Closing the Confidentiality Agreement and the obligations under this Section 6.06(a) shall terminate (even with respect to retained Confidential Information (as defined in the Confidentiality Agreement) and trade secrets of the Acquired Companies). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) The Parties agree to keep the terms of this Agreement confidential, except (i) to the extent and to the Persons to whom disclosure is required by applicable Law or Order or requested by any Governmental Authority or self-regulatory organization having jurisdiction over either Party; provided, that the Party required or requested to make such disclosure uses reasonable efforts to consult in good faith with the Other Party before making such disclosure and reasonably cooperates with the Other Party in good faith with respect to the timing, manner and content of such disclosure, (ii) as may be required to enforce the terms of this Agreement, defend itself from Claims arising under this Agreement, or for purposes of compliance with financial reporting obligations, (iii) in connection with obtaining or maintaining the R&W Policy or pursuing any Claims with respect thereto, (iv) to their respective Representatives (including prior to the Closing with respect to Seller, the employees of the Company) as necessary in connection with the ordinary conduct of their respective businesses, (v) to any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (vi) any bona fide potential lender to such Party that is a commercial bank, investment bank or similar financial institution. Notwithstanding anything to the contrary in this Agreement and without limiting the foregoing, Seller may disclose to its current or prospective direct or indirect partners and limited partners any information, including information relating to this Agreement, as is required to be disclosed by Seller under its partnership agreement or limited liability company agreement, as applicable, or as is customarily disclosed by Seller to current or prospective direct or indirect partners and limited partners in the ordinary course of business (including a summary of historic investments).

(c) From and after the Closing Date, except with the express prior written approval of Buyer and subject to the last sentence of Section 6.06(b), Seller shall hold, and shall cause its Affiliates and Representatives to hold, in confidence and not disclose to any third party and shall not use, and shall cause its Affiliates and Representatives not to use, for any purpose, any and all information, whether written or oral, concerning the Acquired Companies, the Assets or the Business; provided, however, that Seller may use any such information that is or becomes generally available to the public (other than as a result of its disclosure by Seller or its Affiliates or Representatives in breach of this Section 6.06(c)); provided, further, that Seller shall be able to use any such information (i) as may be reasonably required by Seller in connection with any insurance claims by, actions, suits or Proceedings or Tax audits against or governmental investigations of Seller or any of its Affiliates, (ii) to comply with its obligations, or enforce its rights, under this Agreement and each Transaction Document or (iii) to the extent such disclosure is otherwise required by applicable Law or Order. If any Seller or its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of applicable Law or Order, Seller shall promptly notify Buyer in writing prior to such disclosure and shall disclose or cause its Affiliates or Representatives to disclose only that portion of such information that Seller is advised by its counsel that is legally required to be disclosed; provided, that Seller shall, at Buyer’s expense, exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07. Employee Matters.

(a) During the Interim Period, upon reasonable prior notice, Buyer shall be permitted to engage in discussions with management of the Company during normal business hours regarding the terms of their employment, compensation, benefits, and equity participation arrangements with the Company and its Affiliates and negotiate any employment, compensation, or retention arrangements desirable (to be effective on or after the Closing) with any officer, director, or employee of the Company; provided, however, that upon mutual consent of Buyer and Seller (with Buyer’s consent not to be unreasonably withheld, conditioned or delayed), Seller may have an officer, director, employee or manager of Seller present at all such discussions and negotiations.

(b) The Company shall have all obligations, and Buyer shall cause the Company to take all actions required, from and after the Closing under the Company Plans, and Seller and its Affiliates shall have no obligation or liability with respect to the Company Plans after the Closing.

(c) Notwithstanding Section 6.07(b), from and after the Closing, Buyer shall, and shall cause its Affiliates, including the Company, to, honor and continue all employment, incentive, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case in accordance with their terms as in effect immediately prior to the Closing, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). Without limiting the foregoing, Buyer shall cause the Company to pay all amounts payable to the employees of the Company who are employed as of the Closing (“Company Employees”) in connection with accrued but unpaid compensation and bonuses, as of the Closing, in accordance with the Company Plan that provides annual incentive compensation for fiscal year 2019 for the Company Employees in accordance with the terms of such Company Plan as in effect as of the Effective Date, which shall be paid no later than two and one-half months after the last day of fiscal year 2019; provided that such accrued and unpaid incentive compensation shall not be less than the amounts accrued by the Company through the Closing Date with respect to each Company Employee who is employed on the Closing Date.

(d) After the Closing, at the direction of Seller, Seller shall fund, and Buyer, acting purely as the agent for Seller as a matter of convenience, shall cause the Company to pay on behalf of Seller through its payroll provider, a Sale Incentive Bonus to each Company Employee who (x) is entitled to a Sale Incentive Bonus, as determined by Seller in its sole discretion and (y) has executed a release of the Acquired Companies, in form and substance approved by Buyer prior to the execution of this Agreement, with respect to any and all Claims against the Acquired Companies with respect to such Sale Incentive Bonus. The Parties agree that (i) Seller shall be solely responsible for determining the amounts payable under any Sale Incentive Bonus Agreement, (ii) Seller shall fund all Sale Incentive Bonus payments by wire transfer in immediately available funds to the Company’s payroll provider within 35 days after the Closing Date, (iii) Buyer shall cause the Company’s payroll provider to pay such Sale Incentive Bonuses to the Company Employees in accordance with the instructions delivered to Buyer by Seller, and (iv) Seller shall be entitled to report on all applicable Tax Returns all income tax deductions resulting from the accrual and related payment of the Sale Incentive Bonus and neither Party shall take any inconsistent position on any Tax Return or otherwise, except as a result of or in response to any subsequent Tax Claim. Clauses (i) through (iii) of this Section 6.07(d) shall survive the Closing until all amounts due and payable under the Sale Incentive Bonus Agreements have been paid.

(e) For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals (but not for purposes of defined benefit pension accruals)) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Buyer or any of its Affiliates, including the Company, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any of its Affiliates shall be treated as service with Buyer or any of its Affiliates, including the Company; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(f) Buyer shall, or shall cause its Affiliates, including the Company to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Affiliates, including the Company, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Closing. Buyer shall, or shall cause its Affiliates (including the Company) to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred under the Company Plans by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Closing; provided, however, that Seller must provide, or cause to be provided, to Buyer all necessary documentation held or reasonably accessible by Seller in order to effectuate the foregoing within 30 days after the Closing Date.

(g) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 6.07 or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Buyer, the Company or any of their Affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 6.08. D&O Coverage.

(a) Prior to or at the Closing, the Company shall purchase a “tail” policy of directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals for six years after the Closing.

(b) For a period of six years following the Closing, Buyer shall not, and shall cause the Company not to, make any material alteration or amendment to any directors’ or officers’ liability insurance or to provisions of any directors’ or officers’ indemnification under Charter Documents of the Company that, in either case, would negatively affect coverage, exculpation or indemnification of the directors and officers of the Company at or prior to the Closing who are currently covered by the Company’s directors’ and officers’ liability insurance policy. Buyer shall, and shall cause the Company to, require any successor to the Company (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.08, it being the intent of Buyer and Seller that the directors and officers of the Company at or prior to the Closing who are currently covered by the Company’s directors’ and officers’ liability insurance policy shall continue to be entitled to such coverage, exculpation and indemnification to the greatest extent permitted under the Laws of the State of Delaware.

(c) The obligations of Buyer under this Section 6.08 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.08 applies without the consent of the affected Person, it being expressly agreed that each Person to whom this Section 6.08 applies shall be a third-party beneficiary of this Section 6.08.

Section 6.09. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the Other Party shall (and in the case of Buyer, Buyer shall and shall cause the Acquired Companies, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.

Section 6.10. Resignation and Removal. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller may (though it need not do so, except as provided in Section 2.04(d)) cause or accept the resignation or removal of any manager, partner, officer and/or director, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee of any Acquired Company.

Section 6.11. Certain Payments. At or prior to the Closing,

(a) Seller will pay, or cause the Acquired Companies to pay, all Transaction Expenses; and

(b) Seller shall cause any accounts payable or accounts receivable between an Acquired Company, on the one hand, and Seller or a Non-Company Affiliate, on the other hand, to be paid in full.

Section 6.12. Post-Closing Access to Information. After the Closing Date, and subject to any confidentiality restrictions and attorney-client privilege, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Acquired Companies to grant to Seller (or its designees), access at all reasonable times to all of the books, ledgers, minute books, files, reports, plans, corporate and operating records and any other material documents relating to the Business in Buyer’s, Seller’s or the Non-Company Affiliates’ possession or the possession of any Acquired Company and that relate to the period of time prior to the Closing (the “Records”), and shall afford such Party the right (at such Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement. Each Party shall maintain, and Buyer shall cause the Acquired Companies to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as a Party shall advise the Other Party is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, such Party shall maintain any of the Records designated by such Party or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted.

Section 6.13. Delivery of Records. Within 30 Business Days after the Closing, Seller shall deliver to Buyer all Records of the Acquired Companies in the possession or control of Seller or its Affiliates or otherwise not located at the premises of the Acquired Companies.

Section 6.14. Exclusivity. From the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. Notwithstanding anything to the contrary herein, Seller, its Affiliates and its and their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Proposal by indicating that Seller and the Acquired Companies are subject to an exclusivity agreement and are unable to provide any information related to the Acquired Companies or the Business or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as this Agreement remains in effect. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, equity exchange or other business combination transaction directly or indirectly involving Seller or the Acquired Companies; (ii) the issuance or acquisition, directly or indirectly, of any equity securities in Seller or the Acquired Companies; or (iii) the sale, lease, exchange or other disposition of any material portion of the Company’s Assets outside of the ordinary course of business.

Section 6.15. Casualty Loss and Takings. During the Interim Period, if the Assets of the Acquired Companies are damaged by fire, explosion, act of God, theft, vandalism, flood, wind, earthquake, sabotage, explosion, equipment failure or otherwise (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain or condemnation or for which an Acquired Company or Seller receives written notice that such Asset will be taken (each, a “Taking”), then Seller shall notify Buyer promptly in writing of such Event of Loss or Taking and the following provisions of this Section 6.15 shall apply:

(a) Following the occurrence of (i) any one or more Events of Loss, if the aggregate costs to restore, repair or replace the Assets of the Acquired Companies subject to such Event of Loss to a condition reasonably comparable to their prior condition, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss, such amount pursuant to this clause (i) to be determined by an independent third party appraiser or other qualified expert selected by Buyer and reasonably acceptable to Seller (collectively, “Restoration Costs”), or (ii) any one or more Takings, if the value of the Real Property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by Buyer (provided that any such condemnation award is made available to Buyer), such amount pursuant to this clause (ii) to be determined by an independent third party appraiser or other qualified expert selected by Buyer and reasonably acceptable to Seller (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to $5,000,000, there shall be no effect on the transactions contemplated hereby (including for purposes of the Closing conditions, the Adjustment Amount and the termination provisions hereunder), except that Buyer shall be entitled to receive all insurance proceeds attributed to the Event of Loss or Taking and any condemnation award, and any such proceeds and award will be excluded from the calculation of the Closing Working Capital.

(b) Subject to the termination right of Buyer set forth in Section 6.15(d), upon the occurrence of any one or more Events of Loss or Takings involving aggregate Restoration Costs and Condemnation Value in excess of $5,000,000 (a “Major Loss”), Seller shall have, in the case of a Major Loss, the option, exercised by written notice to Buyer, to restore, repair or replace the damaged Assets prior to Closing to a condition reasonably comparable to their condition as of the Effective Date. If Seller elects to so restore, repair or replace the assets or properties relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss (a “Repair Election”), Seller will complete or cause to be completed prior to the Closing, as a condition to Buyer’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged Assets to a condition reasonably comparable to their condition as of the Effective Date, and the Closing Date shall be postponed (and the Outside Date shall be extended) until the amount of time reasonably necessary to complete the restoration, repair or replacement of such Assets as reasonably agreed by Buyer and Seller has elapsed, but not more than 60 days past the original Outside Date. During such repair period, Seller shall consult with Buyer on a regular basis regarding the status of the repair and method of repair and shall take into account Buyer’s reasonable comments and requests in performing such repair. If (i) Seller does not deliver a Repair Election, (ii) the repair is not performed in accordance with the provisions of this Section 6.15(b) or (iii) such Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 6.15(c) will apply.

(c) Subject to the termination right of Buyer set forth in Section 6.15(d), in the event that (i) Seller does not deliver a Repair Election, (ii) the repair is not performed in accordance with the provisions of Section 6.15(b), or (iii) the Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall (A) promptly cause an independent third-party appraiser or other qualified person selected by Buyer and reasonably acceptable to Seller to determine the Restoration Costs as of such date, taking into consideration all repair, replacement and restoration work, if any, actually completed by Seller (the “Remaining Restoration Costs”), (B) reduce the Purchase Price payable at Closing by an amount equal to such Remaining Restoration Costs less any proceeds received by the Acquired Companies prior to the Closing (in connection with insurance claims or claims against third parties) as a result of such Casualty Loss or Takings; and (c) proceed to Closing (subject to the satisfaction or waiver of the other Closing conditions); provided, however, that there shall be no effect on the transactions contemplated hereby (including for purposes of the Closing conditions, the Adjustment Amount and the termination provisions hereunder) following such reduction in the Purchase Price. To assist Buyer in its evaluation of any and all Events of Loss, Seller shall provide Buyer with reasonable access, upon reasonable prior notice and during normal business hours, to the affected Assets and such information as Buyer may reasonably request in connection therewith, but only to the extent that such access (x) does not unreasonably interfere with the Business of the Acquired Companies or the safe commercial operations of the Assets of the Acquired Companies and (y) is reasonably related to Buyer’s obligations under this Section 6.15. Subject to the following sentence, after the Closing, Buyer shall use commercially reasonable efforts to submit claims and recover proceeds under any insurance policies that provide coverage for Casualty Losses or Takings that resulted in a Purchase Price reduction in accordance with this Section 6.15(c) (such claims, “Post-Closing Insurance Claims”) and, if any amounts are paid or to be paid by the insurer in respect thereof, Buyer shall request that such insurer make payment directly to Seller in such amount or Buyer shall transfer such proceeds directly to Seller no later than 10 days after receipt of such proceeds. At Seller’s election, if contractually and legally authorized under the applicable insurance policies, Buyer shall take, and shall cause the Acquired Companies to take, all reasonably necessary action for the Seller to bring and manage a claim against the applicable insurance policies in Buyer’s name or in the name of the Acquired Companies; provided, however, that Buyer shall, and shall cause the Acquired Companies to, take all action reasonably necessary to assist and cooperate with Seller in managing and adjusting such claim. Notwithstanding anything in this Section 6.15(c) to the contrary, the aggregate proceeds payable to Seller in respect of any Post-Closing Insurance Claims shall not exceed the total amount of the Purchase Price reduction.

(d) In the event that the aggregate Restoration Costs and Condemnation Value with respect to one or more Events of Loss and/or Takings equals an amount in excess of $20,000,000, then either Party shall have the right to terminate this Agreement; provided, that in the event that Buyer delivers written notice to Seller that the Purchase Price reduction shall be an amount not greater than $20,000,000 regardless of the actual amount of aggregate Restoration Costs and Condemnation Value, then Seller shall not be permitted to terminate this Agreement pursuant this Section 6.15(d).

Section 6.16. R&W Policy. Buyer has entered into a binder agreement (the “Binder Agreement”) of a buyer-side representation and warranty insurance policy to be issued simultaneously with the execution of this Agreement (the “R&W Insurance Policy”), to provide Buyer with recourse with respect to Losses, suffered or incurred from claims of breaches of representations and warranties arising under this Agreement and the other Transaction Documents. Buyer and its Affiliates shall not, and shall not consent to, amend, waive or otherwise modify the Binder Agreement or the R&W Insurance Policy in any manner that would allow the R&W Insurance Provider to subrogate or otherwise make or bring any claim or suit against the Seller, its Affiliates or their Representatives, other than in the case of Fraud by such Person. All qualifications and exceptions contained in Article III and Article IV relating to materiality or words of similar import (including “Material Adverse Effect”) shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty and for purposes of determining the amount of Losses resulting therefrom.

Section 6.17. Seller Marks. Except in connection with historical, tax, employment or similar references to the Business, or for purposes of a prospectus or similar disclosures as are necessary and appropriate to describe the historical relationship of the Acquired Companies and Seller and its Affiliates or as otherwise required by Law, Seller agrees that as soon as practicable following the Closing, but in no event later than 60 days after the Closing, Seller shall cease and permanently discontinue any and all uses of any names, business names, trade names, brand names, registered and unregistered trademarks, logos or service marks of Seller or the Acquired Companies (collectively, the “Seller’s Marks”) (or any variation or derivative of such Seller’s Marks or any other similar Intellectual Property confusingly similar thereto), and permanently remove or cover all Seller’s Marks from any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the possession or under the control of Seller bearing any of Seller’s Marks (except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any Governmental Authority, have been archived, or are contained in electronic backups maintained by the Seller or its Affiliates in accordance with their standard document retention procedures). Within 60 days after the Closing Date, Seller shall, and shall cause its Affiliates to, make all filings with any Governmental Authority to effect the elimination of any use of the trade name “Leaf River” from the businesses of Seller or its Affiliates.

Section 6.18. Non-Solicitation. For a period of one year after the Closing Date, Seller will not, and will cause the MIRA Affiliates not to, directly or indirectly solicit the employment or services of, or otherwise employ or engage any Company Employee then-employed by Buyer or the Company who was an employee of the Company as of the Effective Date; provided, however, that Seller and the MIRA Affiliates shall not be prohibited from soliciting or hiring (a) any such Company Employee who approaches Seller or any such MIRA Affiliate of his or own initiative, without any direct or indirect solicitation by Seller or such MIRA Affiliate or (b) any such Company Employee who responds to an advertisement or other general solicitation that is not targeted, directly or indirectly, at Buyer, the Company or any then-current Company Employee. The Parties agree and acknowledge that the limitations as to time and scope of activity to be restrained by this Section 6.18 are reasonable, do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer and are fair in light of the amount of compensation that Seller is receiving in connection with this Agreement, either directly or indirectly.

Section 6.19. Notification of Post-Signing Matters. During the Interim Period, the Seller shall promptly notify Buyer in writing with respect to any matter first arising or occurring after the Effective Date which, if such matter had arisen or occurred prior to or on the Effective Date, would have been required to be set forth or described in the Schedules (a “Post-Signing Matter”) only if Seller expressly acknowledges in writing that such Post-Signing Matter causes the conditions to Closing set forth in Section 7.01 or Section 7.02 to fail to be satisfied, in which case Buyer shall have the right to terminate this Agreement pursuant to Section 9.01(e) (subject to any applicable cure periods and the proviso in Section 9.01(e)) or, subject to the satisfaction (or waiver) of the other conditions set forth in Article VII and Article VIII, proceed with the Closing. For avoidance of doubt, Seller shall not, and shall cause its MIRA Affiliates that are involved in the negotiation of the Transaction Documents and Representatives not to, notify Buyer of any other Post-Signing Matter.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion), provided that Buyer may not rely on the failure of any condition set forth in this Article VII to be satisfied if Buyer’s failure to act in compliance with the provisions of this Agreement caused such failure:

Section 7.01. Representations and Warranties. (a) The Seller Fundamental Representations shall be true and correct (except for de minimis inaccuracies, other than with respect to the representations and warranties of the Seller set forth in Sections 3.03 and 4.02, which must be true and correct in all respects) in all respects as of the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), and (b) each of the other representations and warranties of Seller contained in Article III and Article IV shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.01, all “materiality,” “material” and “Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded) as of the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except, for purposes of this clause (b), for failures to be so true and correct that would not reasonably be expected to result in a Material Adverse Effect.

Section 7.02. Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

Section 7.03. Officer’s Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date and signed on behalf of Seller by an officer of Seller, stating that the conditions specified in Section 7.01 and Section 7.02 have been satisfied.

Section 7.04. No Orders. There shall not be in effect on the Closing Date any final, non-appealable Order that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.05. No Illegality. No Law shall have been enacted, entered into, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect on the Closing Date that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 7.06. Consents and Approvals. All consents, approvals and notices listed on Schedule 7.06, shall have been duly obtained, made or given and shall be in full force and effect.

Section 7.07. Closing Deliverables. On or prior to the Closing Date, Seller shall have taken the actions and delivered the agreements, instruments and documents required to be taken or delivered by Seller under Section 2.04.

Section 7.08. Major Loss. If required under Section 6.15, Seller shall have completed the repair, replacement or restoration of the Assets affected by the Major Loss to a condition reasonably comparable to their condition as of the Effective Date; provided, further, that this Section 7.08 shall no longer be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement if Seller has provided written notice of its election to adjust the Purchase Price pursuant to Section 6.15(c)(ii).

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion), provided that Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if Seller’s failure to act in compliance with the provisions of this Agreement caused such failure:

Section 8.01. Representations and Warranties. (a) The Buyer Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except for de minimis inaccuracies, and (b) each of the other representations and warranties of Buyer contained in Article V shall be true and correct in all respects (it being understood that, for purposes of 54 determining satisfaction of this Section 8.01, all “materiality,” “material” and “Material Adverse Effect” qualifications contained in such representations and warranties shall be disregarded) as of the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except, for purposes of this clause (b), for failures to be so true and correct that would not reasonably be expected to materially impair Buyer’s ability to perform its obligations hereunder.

Section 8.02. Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

Section 8.03. Officer’s Certificate. Seller shall have received a certificate from Buyer, dated as of the Closing Date and signed on behalf of Buyer by an officer of Buyer, stating that the conditions specified in Section 8.01 and Section 8.02 have been satisfied.

Section 8.04. No Orders. There shall not be in effect on the Closing Date any final, non-appealable Order that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

Section 8.05. No Illegality. No Law shall have been enacted, entered into, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect on the Closing Date that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 8.06. Consents and Approvals. All consents, approvals and notices listed on Schedule 8.06 shall have been duly obtained, made or given and shall be in full force and effect.

Section 8.07. Closing Deliverables. On or prior to the Closing Date, Buyer shall have taken all actions and delivered all agreements, instruments and documents required to be taken or delivered by Buyer under Section 2.05.

ARTICLE IX
TERMINATION

Section 9.01. Right of Termination. Prior to the Closing, this Agreement may be terminated:

(a) by mutual written consent of Seller and Buyer;

(b) subject to Section 11.11(b), by either Seller or Buyer, if the Closing has not occurred on or prior to the date that is 90 days after the Effective Date (the “Outside Date”); provided, however, that if the only condition set forth in Article VII and Article VIII that has not been satisfied or waived at such time (other than those conditions set forth in Article VII and Article VIII that by their nature are to be satisfied at the Closing) is the condition in Section 7.06 and Section 8.06 with respect to obtaining any required regulatory approval under the HSR Act, then the Outside Date shall be automatically extended until the earlier of (i) ten Business Days after the required regulatory approval under the HSR Act is received and (ii) 180 days after the original Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to a Party if such Party is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents and such breach has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date.

(c) by either Seller or Buyer, if any final, non-appealable Order issued, or Law enacted, entered into or promulgated, issued, adopted, decreed or otherwise implemented by a Governmental Authority, in each case permanently restrains, enjoins, has the effect of making illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement in a manner that would give rise to the failure of a condition set forth in Section 7.04, Section 7.05, Section 8.04 or Section 8.05; provided, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to a Party whose failure to act in compliance with the provisions of this Agreement has been the cause of such Law or Order to have been issued;

(d) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 if continuing on the Closing Date and (ii) has not been cured by the earlier of 30 days after written notice thereof is delivered to Buyer and the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Seller is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 if continuing on the Closing Date;

(e) by Buyer, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 if continuing on the Closing Date and (ii) has not been cured by the earlier of 30 days after written notice thereof is delivered to Seller and the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 if continuing on the Closing Date; or

(f) by Seller, by written notice to Buyer, if (i) all of the conditions set forth in Article VII and Article VIII have been satisfied (other than any conditions set forth Article VII and Article VIII that by their nature are to be satisfied by actions taken at the Closing or any unsatisfied conditions that Seller is willing to waive or that result from Buyer’s breach), (ii) Buyer has failed to consummate the transactions contemplated by this Agreement by the date the Closing should have occurred pursuant to Section 2.03, (iii) Seller has confirmed in writing to Buyer that all of the conditions set forth in Article VII and Article VIII have been satisfied (other than any conditions that by their nature are to be satisfied by actions taken at the Closing or any unsatisfied conditions that Seller is willing to waive or that result from Buyer’s breach) or that it is willing to waive any unsatisfied conditions to its obligation to consummate the Closing as set forth in Article VIII, and that Seller stands ready, willing and able to consummate the Closing and (iv) Buyer fails to consummate the Closing within five Business Days after Seller’s delivery of such notice.

(g) by either Seller or Buyer in accordance with, but subject to, the provisions of Section 6.15(d).

Section 9.02. Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.01, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (i) nothing herein shall relieve any Party (A) from liability for any willful or intentional breach of any representation, warranty, covenant or agreement in this Agreement or (B) from its indemnification obligations pursuant to Section 6.02(c), in each case arising prior to the date of such termination, and (ii) the terms of Section 6.05, Section 6.06, this Article IX, Article X and Article XI shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X
SURVIVAL; RECOURSE LIMITATIONS

Section 10.01. Survival. Except in the case of Fraud, (a) the representations and warranties of the Parties contained in this Agreement and (b) the covenants and agreements of the Parties required to be performed or fulfilled at or prior to the Closing contained in this Agreement, shall terminate at the Closing and no Party (or any Affiliate or Representative thereof) shall have any recourse against the Other Party (or its respective Affiliates or Representatives) with respect to such representations and warranties, covenants and agreements. The covenants and agreements contained in this Agreement that by their terms survive the Closing or contemplate performance after the Closing shall survive the Closing in accordance with their respective terms for the time period contemplated for performance or, if no time period for performance is contemplated, until fully performed.

Section 10.02. Disclaimer of Representations and Warranties. EXCEPT IN THE CASE OF FRAUD, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV OR IN ANY TRANSACTION DOCUMENT, NONE OF SELLER, ANY ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, (A) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE DUE DILIGENCE INFORMATION OR (B) CONCERNING THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, THE ACQUIRED COMPANIES’ BUSINESS, THE STORAGE FACILITIES OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO (I) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OF THE ACQUIRED COMPANIES AND THE BUSINESS, (II) THE PAST OR FUTURE FINANCIAL OR OPERATING PERFORMANCE OF THE BUSINESS OR THE ASSETS OWNED BY THE ACQUIRED COMPANIES OR USED IN THE BUSINESS, (III) ANY FINANCIAL OR BUSINESS PROJECTIONS MADE AVAILABLE TO BUYER REGARDING THE BUSINESS OR THE ASSETS OWNED BY THE ACQUIRED COMPANIES USED IN THE BUSINESS, (IV) THE OWNERSHIP, USE OR OPERATION BY THE ACQUIRED COMPANIES OR BUYER AFTER THE CLOSING OF THE BUSINESS OR ANY OF THE ASSETS OF THE ACQUIRED COMPANIES, (V) ANY LIABILITIES OF THE ACQUIRED COMPANIES AS OF THE CLOSING AND (VI) THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSET, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE PARTIES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 10.02 OR OTHERWISE IN THIS AGREEMENT, SHALL RESTRICT ANY PARTY FROM ASSERTING A CLAIM FOR FRAUD.

Section 10.03. Waiver of Remedies.

(a) EXCEPT WITH RESPECT TO FRAUD OR WITH RESPECT TO ANY OF THE COVENANTS IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS THAT SURVIVE THE CLOSING, EACH PARTY KNOWINGLY, WILLINGLY, IRREVOCABLY AND EXPRESSLY ACKNOWLEDGES AND AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, THAT FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, IT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY PERSON RELATING TO (I) THE FURNISHING TO BUYER GROUP, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION, (II) THE OPERATION OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES OR (III) THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER DOCUMENT CONTEMPLATED HEREBY, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE WHETHER OR NOT ARISING UNDER, OR BASED UPON, ANY LAW (INCLUDING ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, OR ANY OTHER RECOURSE OR REMEDY).

(b) FURTHERMORE, WITHOUT LIMITING THE GENERALITY OF THIS SECTION 10.03 FROM AND AFTER THE CLOSING, OTHER THAN IN THE CASE OF FRAUD OR WITH RESPECT TO ANY OF THE COVENANTS IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS THAT SURVIVE THE CLOSING, NO ACTION, SUIT, CLAIM, INVESTIGATION OR PROCEEDING WILL BE BROUGHT, ENCOURAGED, SUPPORTED OR MAINTAINED BY, OR ON BEHALF OF, ANY PARTY OR ITS AFFILIATES (INCLUDING, AFTER THE CLOSING, THE ACQUIRED COMPANIES AND ANY OF THEIR RESPECTIVE SUBSIDIARIES) AGAINST THE OTHER PARTY OR ITS AFFILIATES, AND NO RECOURSE WILL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, BY VIRTUE OF, OR BASED UPON, ANY ALLEGED MISREPRESENTATION OR INACCURACY IN, OR BREACH OF, ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY PERSON SET FORTH OR CONTAINED IN THIS AGREEMENT OR ANY OTHER DOCUMENT CONTEMPLATED HEREBY OR ANY CERTIFICATE, INSTRUMENT, AGREEMENT OR OTHER DOCUMENT DELIVERED HEREUNDER, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER DOCUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE BUSINESS, THE OWNERSHIP, OPERATION, MANAGEMENT, USE OR CONTROL OF THE BUSINESS OF THE ACQUIRED COMPANIES ANY OF THEIR SUBSIDIARIES, ANY OF THEIR ASSETS, OR ANY ACTIONS OR OMISSIONS AT, OR PRIOR TO, THE CLOSING. FURTHERMORE, WITHOUT LIMITING THE GENERALITY OF THIS SECTION 10.03, FROM AND AFTER THE CLOSING, BUYER WILL NOT BE ENTITLED TO RESCIND THIS AGREEMENT OR, SUBJECT TO ARTICLE IX, TREAT THIS AGREEMENT AS TERMINATED BY REASON OF ANY BREACH OF THIS AGREEMENT, AND BUYER KNOWINGLY, WILLINGLY, IRREVOCABLY AND EXPRESSLY WAIVES ANY AND ALL RIGHTS OF RESCISSION IT MAY HAVE IN RESPECT OF ANY SUCH MATTER.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES UNDER THIS AGREEMENT FOR ANY OF THE FOLLOWING LOSSES (1) TO THE EXTENT THE CLOSING DOES NOT OCCUR OR (2) IN RESPECT OF BREACHES OF COVENANTS HEREUNDER TO THE EXTENT THE CLOSING OCCURS: SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL (UNLESS PROBABLE AND REASONABLY FORESEEABLE CONSEQUENCES OF THE RELEVANT BREACH OF THIS AGREEMENT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION) OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF DIMINUTION IN VALUE, LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANY, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 10.03(C) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY FOR ANY SUCH LOSSES IN THE EVENT OF FRAUD OR TO THE EXTENT A PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY (IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO LOSSES ARISING OUT OF A BREACH OF THIS AGREEMENT).

(d) Each Party knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that the agreements contained in this Section 10.03 require performance after the Closing to the maximum extent permitted by applicable Law, will survive the Closing or the termination of this Agreement and (ii) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 10.03, each Party would not enter into this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01. Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Leaf River Energy Holdings, LLC
c/o Macquarie Infrastructure Partners Inc.
125 W 55th Street
New York, New York 10019
Attn: John Howard
Email: miralegalnotices@ macquarie.com

john.howard@macquarie.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attn: Cliff W. Vrielink
Email: cvrielink@sidley.com

If to Buyer, to:

NJR Pipeline Company
1415 Wyckoff Road
Wall, New Jersey 07719
Attn: Nancy Washington
Email: nwashington@njresources.com

With a copy (which shall not constitute notice) to:

Locke Lord LLP
2800 JPMorgan Chase Tower
600 Travis
Houston, Texas 77002
Attn: Kevin N. Peter
Email: kpeter@lockelord.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 11.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

Section 11.02. Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the Parties and their respective Affiliates hereto and thereto with respect to the subject matter hereof and thereof.

Section 11.03. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 11.04. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.05. Amendment. Subject to Section 11.13(d), this Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf the Parties.

Section 11.06. No Third Party Beneficiary. Subject to Section 11.13(c), and except for the provisions of Section 6.08, Section 11.12 and the Guaranty, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 11.07. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the Other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.07, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.08. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.10. Governing Law; Submission to Jurisdiction; Jury Trial Waiver.

(a) This Agreement and any claim or cause of action in any way relating to the Debt Commitment Letter, the Debt Financing and the rights of the Parties hereunder and thereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would permit or require the application of the laws of another jurisdiction.

(b) SUBJECT TO Section 2.06(d)(viii), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11. Specific Performance.

(a) Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein (including failing to comply with its obligations under Section 6.03), then the non-breaching Party, subject to the terms hereof and in addition to any remedy at law for damages or other relief, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b) Without limiting the general right to specific performance set forth in Section 11.01(a), each of the Parties acknowledges and agrees that, due to the nature of the Acquired Companies, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.03, Section 2.04 and Section 2.05, which the Party seeking enforcement would be otherwise prepared to satisfy at Closing, as applicable). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 2.03, Section 2.04 and Section 2.05, which the Party seeking enforcement would be otherwise prepared to satisfy at Closing, as applicable), then the Parties acknowledge and agree that, prior to a termination of this Agreement by either Party pursuant to Section 9.01, the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the Other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief. If, prior to the Outside Date, any Party brings an action to specifically enforce the performance of the terms and provisions of this Agreement by another Party, then the Outside Date shall automatically be extended by the amount of time during which such action is pending.

(c) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.12. Non-Recourse. Other than with respect to the R&W Insurance Policy, this Agreement may only be enforced against, and any Claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such Party. For further clarity, no past, present or future director, manager, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative (in each case, in their capacities as such) of any Party or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any Claim based on, in respect of, or by reason of the transactions contemplated by this Agreement or the other Transaction Documents, and each Party hereby waives and releases all such liabilities against any such Non-Party Affiliates. The Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 11.12.

Section 11.13. Financing Sources.

(a) Each Party covenants and agrees that (i) it shall not institute, and shall cause its Affiliates not to institute, a legal proceeding (whether at Law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources arising under or in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, or the negotiation, execution, or performance of this Agreement, the Debt Commitment Letter or the Debt Financing, and (ii) none of such Financing Sources shall have any liability or obligations (whether at Law, in equity, in contract, in tort, or otherwise) to any Party, or any of the respective Affiliates or Representatives of any Party, arising under or in connection with this Agreement, or the negotiation, execution, or performance of this Agreement, the Debt Commitment Letter or the Debt Financing.

(b) Notwithstanding anything to the contrary in this Agreement, each Party hereby (i) agrees that it will not bring or support, or permit any of its Affiliates or Representatives to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York (and appellate courts thereof), or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (iii) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by laws, (iv) agrees that the laws of the State of New York shall govern any such action and (v) agrees that all of the provisions of Section 11.10 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim, or third party claim referenced in this Section 11.13(b).

(c) Notwithstanding anything to the contrary contained in this Agreement, Section 11.05, Section 11.06, Section 11.07 and the provisions of Section 11.10 relating to governing law and waiver of jury trial and this Section 11.13 are for the benefit of and may be enforced by the Financing Sources party to the Debt Commitment Letter or the Debt Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, Section 11.05, Section 11.06, Section 11.07, Section 11.10 and this Section 11.13 (in each case, together with any related defined terms as they affect such Section) may not be amended, modified, waived, supplemented or terminated, directly or indirectly, in a manner that is adverse in any respect to any of the Financing Sources party to the Debt Commitment Letter or the Debt Financing without the prior written consent of such Financing Sources.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the Effective Date.

SELLER:

LEAF RIVER ENERGY HOLDINGS, LLC

By:	/s/ John Howard
Name: John Howard
Title: Authorized Representative

By:	/s/ Mache Mouzakis
Name: Mache Mouzakis
Title: Authorized Representative

BUYER:

NJR PIPELINE COMPANY

By:	/s/ Stephen D. Westhoven
Name: Stephen D. Westhoven
Title: President and Chief Operating Officer

Signature Page to Membership Interest Purchase Agreement